Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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:
In re	:	Chapter 11
:
PARAGON OFFSHORE PLC, et al.,(1)	:	Case No. 16–10386 (CSS)
:
Debtors.	:
	:	Jointly Administered
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THIRD JOINT CHAPTER 11 PLAN
OF PARAGON OFFSHORE PLC AND ITS AFFILIATED DEBTORS

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BY THE BANKRUPTCY COURT, BUT SUCH APPROVAL HAS NOT BEEN GRANTED TO DATE.

(1)  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Paragon Offshore plc (6017); Paragon Offshore Finance Company (6632); Paragon International Finance Company (8126); Paragon Offshore Holdings US Inc. (1960); Paragon Offshore Drilling LLC (4541); Paragon FDR Holdings Ltd. (4731); Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l. (5897); PGN Offshore Drilling (Malaysia) Sdn. Bhd. (9238); Paragon Offshore (Labuan) Pte. Ltd. (3505); Paragon Holding SCS 2 Ltd. (4108); Paragon Asset Company Ltd. (2832); Paragon Holding SCS 1 Ltd. (4004); Paragon Offshore Leasing (Luxembourg) S.à r.l. (5936); Paragon Drilling Services 7 LLC (7882); Paragon Offshore Leasing (Switzerland) GmbH (0669); Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd. (8362); Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd. (6103); Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited (0667); Paragon Holding NCS 2 S.à r.l. (5447); Paragon Leonard Jones LLC (8826); Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (2832).  The Debtors’ mailing address is 3151 Briarpark Drive, Suite 700, Houston, Texas 77042.

	WEIL, GOTSHAL & MANGES LLP	RICHARDS, LAYTON & FINGER, P.A.
	Gary T. Holtzer	Mark D. Collins (No. 2981)
	Stephen A. Youngman	One Rodney Square
	767 Fifth Avenue	920 North King Street
	New York, New York 10153	Wilmington, Delaware 19801
	Telephone: (212) 310-8000	Telephone: (302) 651-7700
	Facsimile: (212) 310-8007	Facsimile: (302) 651-7701

	Attorneys for Debtors and	Attorneys for Debtors and
	Debtors in Possession	Debtors in Possession

Dated:	February 7, 2017
Wilmington, Delaware

Table of Contents

ARTICLE I.	Definitions and Interpretation	1

1.1	Definitions	1

1.2	Interpretation; Application of Definitions; Rules of Construction	19

1.3	Reference to Monetary Figures	19

1.4	Controlling Document	20

ARTICLE II.	Administrative Expense Claims, Fee Claims, and Priority Tax Claims	20

2.1	Treatment of Administrative Expense Claims	20

2.2	Treatment of Fee Claims	21

2.3	Treatment of Priority Tax Claims	22

ARTICLE III.	Classification of Claims and Interests	22

3.1	Classification in General	22

3.2	Formation of Debtor Groups for Convenience Only	23

3.3	Summary of Classification of Claims and Interests	23

3.4	Separate Classification of Other Secured Claims	24

3.5	Elimination of Vacant Classes	24

3.6	Voting Classes; Presumed Acceptance by Non-Voting Classes	24

3.7	Voting; Presumptions; Solicitation	24

3.8	Cramdown	25

3.9	No Waiver	25

ARTICLE IV.	Treatment of Claims and Interests	25

4.1	Class 1: Priority Non-Tax Claims	25

4.2	Class 2: Other Secured Claims	26

4.3	Class 3: Revolver Secured Claims and Term Loan Secured Claims	26

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4.4	Class 4: Senior Notes Claims and Secured Lender Unsecured Claims	27

4.5	Class 5: General Unsecured Claims	27

4.6	Class 6: Intercompany Claims	28

4.7	Class 7: Parent Interests	28

4.8	Class 8: Intercompany Interests	28

4.9	Debtors’ Rights in Respect of Unimpaired Claims	29

4.10	Treatment of Vacant Classes	29

ARTICLE V.	Means for Implementation; Post-Effective Date Governance	29

5.1	Settlement of Term Loan Claims and Revolver Claims	29

5.2	Continued Corporate Existence	30

5.3	Authorization, Issuance, and Delivery of New Equity Interests	30

5.4	Take Back Debt Agreement, New Letter of Credit Agreement, and Existing L/C Escrow Agreement(s)	31

5.5	Cancellation of Certain Existing Agreements	32

5.6	Release of Liens	32

5.7	Excess Cash Adjustment	33

5.8	Officers and Boards of Directors	33

5.9	Deemed Execution	33

5.10	Management Incentive Plan	34

5.11	Intercompany Interests	34

5.12	Restructuring Transactions	34

5.13	U.K. Administrators, U.K. Administration, and U.K. Sale Transaction	34

5.14	Retained Accounts	36

5.15	Separability	36

5.16	Other Settlements of Claims and Controversies	36

5.17	Restructuring Expenses	37

ARTICLE VI.	Distributions	37

6.1	Distributions Generally	37

6.2	Plan Funding	38

6.3	No Postpetition Interest on Claims	38

6.4	Date of Distributions	38

6.5	Distribution Record Date	38

6.6	Disbursing Agent	39

6.7	Delivery of Distributions	39

6.8	Unclaimed Property	39

6.9	Satisfaction of Claims	40

6.10	Manner of Payment Under Plan	40

6.11	Fractional Shares and Notes and De Minimis Cash Distributions	40

6.12	No Distribution in Excess of Amount of Allowed Claim	40

6.13	Allocation of Distributions Between Principal and Interest.	40

6.14	Exemption from Securities Laws	41

6.15	Setoffs and Recoupments	41

6.16	Release of Retained Funds	41

6.17	Rights and Powers of Disbursing Agent	42

6.18	Withholding and Reporting Requirements	42

ARTICLE VII.	Procedures for Resolving Claims	43

7.1	Disputed Claims Generally	43

7.2	Resolution of Disputed Claims	44

7.3	Objections to Fee Claims	44

7.4	Estimation of Claims	44

7.5	Claims Resolution Procedures Cumulative	45

7.6	No Distributions Pending Allowance	45

7.7	Disputed General Unsecured Claims, Disputed Senior Notes Claims, and Disputed Secured Lender Unsecured Claims	45

7.8	Distributions After Allowance	46

ARTICLE VIII.	Executory Contracts and Unexpired Leases	47

8.1	Assumption and Rejection of Executory Contracts and Unexpired Leases	47

8.2	Determination of Cure Disputes and Deemed Consent	47

8.3	Survival of the Debtors’ Indemnification and Reimbursement Obligations	48

8.4	Compensation and Benefit Plans	49

8.5	Insurance Policies	49

8.6	Reservation of Rights	49

ARTICLE IX.	Conditions Precedent to the Occurrence of the Effective Date	50

9.1	Conditions Precedent to the Effective Date	50

9.2	Waiver of Conditions Precedent	51

9.3	Effect of Failure of a Condition	51

ARTICLE X.	Effect of Confirmation	52

10.1	Binding Effect	52

10.2	Vesting of Assets	52

10.3	Discharge of Claims Against and Interests in the Debtors	52

10.4	Term of Pre-Confirmation Injunctions and Stays	52

10.5	Plan Injunction	53

10.6	Releases	53

10.7	Exculpation	55

10.8	Injunction Related to Releases and Exculpation	55

10.9	Subordinated Claims	55

10.10	Retention of Causes of Action and Reservation of Rights	56

10.11	Ipso Facto and Similar Provisions Ineffective	56

ARTICLE XI.	Retention of Jurisdiction	56

11.1	Retention of Jurisdiction	56

ARTICLE XII.	Miscellaneous Provisions	58

12.1	Amendments	58

12.2	Revocation or Withdrawal of Plan	59

12.3	Dissolution of Creditors’ Committee	59

12.4	Exemption from Certain Transfer Taxes	59

12.5	Payment of Statutory Fees	60

12.6	Severability	60

12.7	Governing Law	60

12.8	Immediate Binding Effect	60

12.9	Successors and Assigns	61

12.10	Entire Agreement	61

12.11	Computing Time	61

12.12	Exhibits to Plan	61

12.13	Notices	61

12.14	Reservation of Rights	64

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Each of Paragon Offshore plc; Paragon Offshore Finance Company; Paragon International Finance Company; Paragon Offshore Holdings US Inc.; Paragon Offshore Drilling LLC; Paragon FDR Holdings Ltd.; Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l.; PGN Offshore Drilling (Malaysia) Sdn. Bhd.; Paragon Offshore (Labuan) Pte. Ltd.; Paragon Holding SCS 2 Ltd.; Paragon Asset Company Ltd.; Paragon Holding SCS 1 Ltd.; Paragon Offshore Leasing (Luxembourg) S.à r.l.; Paragon Drilling Services 7 LLC; Paragon Offshore Leasing (Switzerland) GmbH; Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd.; Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd.; Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited; Paragon Holding NCS 2 S.à r.l.; Paragon Leonard Jones LLC; Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.  Capitalized terms used herein shall have the meanings set forth in Section 1.1 below.

ARTICLE I.                                                                          DEFINITIONS AND INTERPRETATION.

1.1                               Definitions.

The following terms shall have the respective meanings specified below:

6.75% Senior Notes means the 6.75% Senior Notes due 2022 issued pursuant to the Senior Notes Indenture in the aggregate principal amount outstanding of Four Hundred Fifty-Six Million Five Hundred Seventy-Two Thousand Dollars ($456,572,000) plus all accrued prepetition interest, fees, and other expenses due under the 6.75% Senior Notes and Senior Notes Indenture.

6.75% Senior Notes Claim means any unsecured Claim arising from, or related to, the 6.75% Senior Notes, including any related guarantee claims, which Claims shall be Allowed in the aggregate amount of approximately Four Hundred Seventy-Four Million Six-Hundred Thirty-Six Thousand One Hundred and Ninety-Nine Dollars ($474,636,199) through the Petition Date.  The 6.75% Senior Notes Claim shall not include any amount on account of the “Applicable Premium” (as defined in the Senior Notes Indenture) except to the extent otherwise determined by Final Order.

7.25% Senior Notes means the 7.25% Senior Notes due 2024 issued pursuant to the Senior Notes Indenture in the aggregate principal amount outstanding of Five Hundred Twenty-Seven Million Ten Thousand Dollars ($527,010,000) plus all accrued prepetition interest, fees, and other expenses due under the 7.25% Senior Notes and Senior Notes Indenture.

7.25% Senior Notes Claim means any unsecured Claim arising from, or related to, the 7.25% Senior Notes, including any related guarantee claims, which Claims shall be Allowed in the aggregate amount of approximately Five Hundred Forty-Six Million One Hundred Fourteen Thousand One Hundred Twelve Dollars ($546,114,112) through the Petition

Date.  The 7.25% Senior Notes Claim shall not include any amount on account of the “Applicable Premium” (as defined in the Senior Notes Indenture) except to the extent otherwise determined by Final Order.

Ad Hoc Committee of Term Lenders means, as of any date, the ad hoc committee of holders of Term Loan Claims, as of such date, as such composition may change from time to time.

Adequate Protection Obligations has the meaning ascribed to such term in the Adequate Protection Order and shall include all such Adequate Protection Obligations as of the Effective Date.

Adequate Protection Order means, collectively, the interim order authorizing the use of prepetition collateral and cash collateral and granting adequate protection and the final order authorizing and granting such relief, entered by the Bankruptcy Court on February 17, 2016 (Docket No. 79) and March 9, 2016 (Docket No. 140), respectively, as amended by orders entered on September 26, 2016 (Docket No. 755) and December 20, 2016 (Docket No. 964), as each may be further amended, restated, or otherwise modified.

Adjusted Minimum Cash Balance means the Minimum Cash Balance, as may be increased after application of the Excess Cash Adjustment.

Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates, operating the businesses of the Debtors, or implementing any pre-Effective Date Restructuring Transactions and (b) Fee Claims.

Administrative Expense Claims Retained Amount means Cash, which shall be maintained by the Reorganized Debtors in an interest-bearing account, in the estimated amount necessary to pay in full all Administrative Expense Claims (other than those incurred in the ordinary course of business, Fee Claims, and expenses related to the U.K. Administration) outstanding but not Allowed as of the Effective Date, and which amount shall be reasonably satisfactory to the Debtors and the Requisite Lenders.

Allowed means, (a) with respect to any Claim, (i) any Claim arising on or before the Effective Date that is not Disputed, (ii) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors in a Final Order of the Bankruptcy Court, (iii) any Claim expressly allowed by Final Order of the Bankruptcy Court, (iv) any Claim expressly allowed under this Plan, (v) any Claim that is listed in the Schedules as liquidated, non-contingent, and undisputed, and (vi) any Administrative Expense Claim (A) that was incurred by a Debtor in the ordinary course of business before the Effective Date to the extent due and owing without defense, offset, recoupment, or counterclaim of any kind, and (B) that is not otherwise Disputed; and (b) with respect to any Intercompany Interest, such

Intercompany Interest is reflected as outstanding in the stock transfer ledger or similar register of any of the Debtors on the Distribution Record Date and is not subject to any objection or challenge.  If a Claim is Allowed only in part, any provisions hereunder with respect to Allowed Claims are applicable solely to the Allowed portion of such Claim.

Amended By-Laws means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws (including any articles of association, operating agreement, or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), or, in the case of Reorganized Paragon, Reorganized Paragon’s [by-laws], in each case, a substantially final form of which shall be included in the Plan Supplement, to the extent such document contains material changes to the existing document.

Amended Certificate of Incorporation means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation (including any operating agreement, memorandum of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), or, in the case of Reorganized Paragon, Reorganized Paragon’s [certificate of incorporation], in each case, a substantially final form of which shall be included in the Plan Supplement, to the extent such document contains material changes to the existing document.

Asset means all of the right, title, and interest of a Debtor in and to property of whatever type or nature (including real, personal, mixed, intellectual, tangible, and intangible property).

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules.

Budget has the meaning ascribed to that term in the Adequate Protection Order.

Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Cash means, except as otherwise provided in the Plan, legal tender of the United States of America.

Cash Collateral has the meaning ascribed to such term in the Adequate Protection Order and shall include all such Cash Collateral held by the Debtors as of the Effective Date.  For the avoidance of doubt and without duplication, all Cash designated by the Debtors as encumbered in the Budget provided from time to time pursuant to the Adequate Protection Order shall be Cash Collateral and (ii) all Cash Collateral used to fund the Retained Amounts, if any, to the extent not utilized to pay the Allowed amount of such applicable Class, shall be Cash Collateral.

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, contribution, guarantee, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, recovery, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.  For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including any fraudulent transfer or similar claims.

Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on February 14, 2016, in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re Paragon Offshore plc, et al., Ch. 11 Case No. 16-10386 (CSS).

Claim means a “claim” against a Debtor, as such term is defined in section 101(5) of the Bankruptcy Code.

Claims Register means the register of Proofs of Claim maintained by Kurtzman Carson Consultants LLC.

Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.

Class 4 Disputed Claims Reserve means a Cash reserve in the amount necessary to account for any Disputed Claims in Class 4.

Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is valid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.

Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order.

Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court, together with all exhibits, appendices, supplements, and related documents, confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably satisfactory to the Debtors and the Requisite Lenders.

Creditors’ Committee means the official committee of unsecured creditors of the Debtors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary (a) to cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) to permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

Cure Dispute means a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or other issues related to assumption of an executory contract or unexpired lease.

Cure Notice means a notice of a proposed Cure Amount to be paid in connection with an executory contract or unexpired lease to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (a) procedures for objecting to proposed assumptions or assumptions and assignments of executory contracts and unexpired leases, (b) any Cure Amount to be paid in connection therewith, and (c) procedures for resolution by the Bankruptcy Court of any related disputes.

Debtor has the meaning set forth in the introductory paragraph of this Plan.

Debtor in Possession means, with respect to a Debtor, that Debtor in its capacity as a debtor in possession pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

Deloitte means Deloitte LLP, in its capacity as U.K. restructuring advisor for the Debtors.

Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 6.6 hereof (including any Debtor, any Reorganized Debtor, the Senior Notes Indenture Trustee, the Revolving Credit Facility Agent (other than with respect to New Equity Interests), or the Term Loan Agent (other than with respect to New Equity Interests), as applicable), that acts in such a capacity.

Disclosure Statement means the Disclosure Statement for this Plan, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, and other applicable law, which shall be in form and substance reasonably satisfactory to the Debtors and the Requisite Lenders.

Disputed means, with respect to a Claim, (a) any Claim, proof of which was timely and properly filed, which is disputed under Section 7.1 of this Plan or as to which any party in interest has interposed and not withdrawn an objection or request for estimation (pursuant to Section 7.4 of this Plan or otherwise) that has not been determined by a Final Order, (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed, (c) any Claim that is listed in the Schedules as unliquidated, contingent, or disputed, or (d) any Claim that is otherwise disputed by any party in interest in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by a Final Order.

Distribution Record Date means, except with respect to publicly issued securities, the Effective Date.

DTC means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

Effective Date means the date which is the first Business Day selected by the Debtors on which (a) all conditions to the effectiveness of this Plan set forth in Section 9.1 hereof have been satisfied or waived in accordance with the terms of this Plan and (b) no stay of the Confirmation Order is in effect.

English Court means the High Court of England and Wales.

Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

Estate means the estate of a Debtor created under section 541 of the Bankruptcy Code.

Excess Cash Adjustment means the adjustment to Minimum Cash Balance, as set forth on the Excess Cash Adjustment Schedule, taking into account the working capital position of the Debtors immediately prior to the Effective Date and the timing of the occurrence of the Effective Date.

Excess Cash Adjustment Schedule means the schedule setting forth the calculation of the Excess Cash Adjustment, the mechanics of which shall be included in the Plan Supplement, and which schedule shall be in form and substance reasonably acceptable to the Debtors and the Requisite Lenders.

Exculpated Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Disbursing Agent; (c) the U.K. Administrators; (d) Deloitte; and (e) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

Existing L/C Escrow Agreement(s) means one or more agreements, which govern the allocation of distributions of the Cash Collateral, the Unencumbered Cash, the Take Back Debt, and New Equity Interests on account of the Existing Letters of Credit, which shall be included in substantially final form(s) in the Plan Supplement, and which agreement(s) and allocation must be reasonably acceptable to the Requisite Lenders and the Debtors or Reorganized Debtors, as applicable.

Existing Letters of Credit means the letters of credit issued and outstanding under the Revolving Credit Agreement (including any renewals, extensions, or replacements thereof) as of the Effective Date, as set forth on Exhibit A to this Plan.

Fee Claim means any Claim for accrued fees and expenses for professional services rendered or costs incurred by Professional Persons from the Petition Date through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

Fee Claim Escrow Account means an interest-bearing escrow account in an amount equal to the Fee Claim Retained Amount established by the Debtors or by the Reorganized Debtors, as applicable, in Cash and maintained on and after the Effective Date by the Reorganized Debtors solely for the purpose of paying all Allowed and unpaid Fee Claims.

Fee Claim Retained Amount means the aggregate of all accrued and unpaid Fee Claims through the Effective Date as may be estimated in accordance with Sections 2.2 hereof, which amount shall be reasonably satisfactory to the Debtors and the Requisite Lenders.

Final Order means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) which is in full force and effect and has not been modified, amended, reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or motion for new trial, stay, reargument, or rehearing is then pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules (or any analogous rules applicable in such other court of competent jurisdiction), may be filed relating to such order, ruling, or judgment, as applicable, shall not cause an order, ruling, or judgment, as applicable, not to be a Final Order.

General Unsecured Claim means any Claim, (a) that is not an Administrative Expense Claim, a Fee Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Revolver Secured Claim, a Term Loan Secured Claim, a Senior Notes Claim, a Secured Lender Unsecured Claim, or an Intercompany Claim or (b) that is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

General Unsecured Claims Distribution means, collectively, [Cash in an aggregate amount not to exceed [•], which amount and form shall be reasonably satisfactory to the Debtors and the Requisite Lenders.]

General Unsecured Claims Reserve means a [Cash] reserve, which shall be maintained by the Reorganized Debtors, in an interest-bearing account, in the aggregate amount equal to any portion of the General Unsecured Claims Distribution remaining immediately following the Effective Date in accordance with Sections 4.5, 6.16, and 7.7 of this Plan.

Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

Impaired means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Intercompany Claim means any Claim against a Debtor held by another Debtor or by a non-Debtor affiliate of a Debtor.

Intercompany Interest means an Interest in a Debtor other than Paragon Parent held by another Debtor or by a non-Debtor affiliate of a Debtor.

Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all ordinary shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

Issuing Banks has the meaning ascribed to such term in the Revolving Credit Agreement.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Local Rules means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

Management Incentive Plan means the long-term management incentive plan that shall be adopted by the New Board after the Effective Date for certain members of the Reorganized Debtors’ management.  The Management Incentive Plan may take the form of Management Incentive Plan Securities, Cash, or other consideration.

Management Incentive Plan Securities means the New Equity Interests, or any options, warrants, other securities convertible into New Equity Interests or other equity-based compensation, or a combination thereof, issued pursuant to the Management Incentive Plan, in an aggregate amount of up to 10% of all New Equity Interests issued pursuant to this Plan and the Management Incentive Plan, on a fully diluted basis (including the New Equity Interests issuable pursuant to the Management Incentive Plan).

Minimum Cash Balance means One Hundred Ninety Million Dollars ($190,000,000) in Cash, or, in consultation with the Requisite Lenders, such lesser amount agreed to by the Debtors and substantially all of which Cash shall be maintained in accounts subject to control agreements in accordance with the Take Back Debt Term Sheet, which amount may be subject to adjustment in accordance with Section 5.7 of this Plan.

Minimum Secured Lender Cash Distribution Amount means Four Hundred Five Million Dollars ($405,000,000) in Cash.

Net Distributable Cash means the Debtors’ Unencumbered Cash remaining after (a) reserving Cash necessary to maintain the Minimum Cash Balance or Adjusted Minimum Cash Balance, as applicable, (b) distributing Cash sufficient to pay the Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims, Other Secured Claims and the General Unsecured Claims, in each case, that are Allowed as of the Effective Date, (c) establishing the Retained Accounts, (d) distributing Cash in satisfaction of the Term Loan Secured Claims and Revolver Secured Claims, and (e) such further adjustment as agreed between the Debtors and the Requisite Lenders.

New Agent means the administrative agent under the Take Back Debt Agreement.

New Board means the initial board of directors of Reorganized Paragon of up to seven (7) members, comprising: the Chief Executive Officer of Reorganized Paragon, five (5)

members designated by the Requisite Lenders, and one (1) member designated by the Creditors’ Committee.  A list of designated board members and their qualifications will be filed prior to the Confirmation Hearing.

New Equity Interest means one share of the common stock or other similar equity interest, as applicable, of Reorganized Paragon to be issued on the Effective Date.

New Letter of Credit Agreement means the Letter of Credit Agreement pursuant to which the Existing Letters of Credit shall remain outstanding subject to the terms thereof, which Letter of Credit Agreement shall be included in substantially final form in the Plan Supplement and shall be in form and substance reasonably acceptable to the Debtors and the Requisite Lenders.

Noble means Noble Corporation plc, a public limited company incorporated under the laws of England and Wales.

Noble Entities means Noble and its affiliates and subsidiaries and their respective officers and directors.

Noble Settlement Agreement means the definitive settlement agreement between Paragon Parent and Noble, dated as of April 29, 2016, filed as Exhibit D to the Plan Supplement dated May 20, 2016 (Docket No. 399), as may be further amended and supplemented from time to time.

Other Secured Claim means any Secured Claim against a Debtor other than a Revolver Secured Claim or a Term Loan Secured Claim.

Other Secured Claims Retained Amount means Cash, which shall be maintained by the Reorganized Debtors in an interest-bearing account, in the estimated amount necessary to pay in full all Other Secured Claims outstanding but not Allowed as of the Effective Date, except for Other Secured Claims that will be Reinstated on the Effective Date, and which amount shall be reasonably satisfactory to the Debtors and the Requisite Lenders.

Paragon Entities means Paragon Parent and its affiliates and subsidiaries.

Paragon Parent means Paragon Offshore plc, a public limited company incorporated under the laws of England and Wales.

Parent Interests means all Interests in Paragon Parent immediately prior to the Effective Date, including all options, warrants, and ordinary shares.

Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

Petition Date means February 14, 2016.

Plan means this joint chapter 11 plan of reorganization, including all appendices, exhibits, schedules, and supplements hereto (including any appendices, schedules, and supplements to the Plan that are included in the Plan Supplement), all as may be modified from time to time in accordance with the Bankruptcy Code and the terms hereof.

Plan Distribution means the payment or distribution of consideration to holders of Allowed Claims and Allowed Interests under this Plan.

Plan Document means any document, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including the Confirmation Order and any document included in the Plan Supplement, each of which shall be in form and substance reasonably satisfactory to the Debtors and the Requisite Lenders.

Plan Supplement means a supplemental appendix to this Plan, in form and substance reasonably satisfactory to the Debtors and the Requisite Lenders, including, among other things, substantially final forms of the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the U.K. Implementation Agreement, the U.K. Indemnification Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement(s), the Shareholders Agreement, the Take Back Debt Agreement, the Noble Settlement Agreement, the Registration Rights Agreement, the Schedule of Rejected Contracts and Leases, if any, the Excess Cash Adjustment Schedule, and, with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, that, through the Effective Date, the Debtors shall have the right to amend the documents included in, and the exhibits to, the Plan Supplement in accordance with the terms of this Plan.  The Plan Supplement shall be filed with the Bankruptcy Court no later than ten (10) calendar days before the Voting Deadline.

Post-Effective Date Restructuring Expense Retained Amount means an amount to be agreed upon between the Debtors and the Requisite Lenders established by the Debtors or by the Reorganized Debtors, as applicable, in Cash and maintained on and after the Effective Date by the Reorganized Debtors solely for the purpose of paying all post-Effective Date Restructuring Expenses.

Priority Non-Tax Claim means any Claim (other than an Administrative Expense Claim or a Priority Tax Claim) that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

Priority Non-Tax Retained Amount means Cash, which shall be maintained by the Reorganized Debtors in an interest-bearing account, in the estimated amount necessary to pay in full all Priority Non-Tax Claims outstanding but not Allowed as of the Effective Date, and which amount shall be reasonably satisfactory to the Debtors and the Requisite Lenders.

Priority Tax Claim means any Claim of a Governmental Unit of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Priority Tax Retained Amount means Cash, which shall be maintained by the Reorganized Debtors in an interest-bearing account, in the estimated amount necessary to pay in full all Priority Tax Claims outstanding but not Allowed as of the Effective Date, and which amount shall be reasonably satisfactory to the Debtors and the Requisite Lenders.

Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.

Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

Registration Rights Agreement means that certain Registration Rights Agreement with respect to the New Equity Interests, a substantially final form of which shall be included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Lenders.

Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

Released Parties means, collectively, and in each case solely in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Term Lenders; (d) the Revolving Lenders (e) the Revolving Credit Facility Agent; (f) the Term Loan Agent; (g) each of the Global Coordinators, Joint Lead Arrangers, Joint Bookrunners, Senior Managing Agents, and Managing Agents named in the Term Loan Agreement; (h) JPMorgan Chase Bank, N.A., in its capacity as former administrative agent under the Term Loan Agreement; (i) the Disbursing Agent; (j) each of the Syndication Agents, Documentation Agents, Joint Lead Arrangers and Joint Lead Bookrunners named in the Revolving Credit Agreement; (k) each of the Issuing Banks under the Revolving Credit Agreement; (l) the U.K. Administrators; and (m) with respect to each of the foregoing entities, such entities’ predecessors, professionals, restructuring advisors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

Releasing Parties means, collectively, and in each case solely in their capacities as such: (a) the holders of all Claims or Interests who vote to accept this Plan; (b) the holders of Claims or Interests that are Unimpaired under this Plan and do not timely object to the releases provided for in the Plan; (c) the holders of Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan and do not opt out of granting the releases set forth herein; (d) the holders of Claims or Interests who vote to reject this Plan but do not opt out of granting the releases set forth herein; (e) the Revolving Credit Facility Agent; (f) the Term Loan Agent; (g) each of the Global Coordinators, Joint Lead Arrangers, Joint Bookrunners, Senior Managing Agents, and Managing Agents named in the Term Loan Agreement; (h) JPMorgan Chase Bank, N.A., in its capacity as former administrative agent under the Term Loan Agreement; (i) the Disbursing Agent; (j) each of the Syndication Agents, Documentation Agents, Joint Lead Arrangers and Joint Lead Bookrunners named in the Revolving Credit Agreement; (k) each of the Issuing Banks under the Revolving Credit Agreement; and (l) with respect to each of the foregoing entities, such entities’ predecessors, professionals, restructuring advisors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan, and Reorganized Paragon; provided, that, for the purposes of any consents, agreements, approvals or determinations referred to in this Plan, Reorganized Debtors shall not include Paragon Parent after giving effect to the U.K. Sale Transaction.

Reorganized Paragon means a new [holding company organized in      ], which shall be classified as an association taxable as a corporation for U.S. federal income tax purposes and which shall acquire all or substantially all of the Assets of Paragon Parent on or prior to the Effective Date in accordance with this Plan and the U.K. Sale Transaction.

Requisite Lenders means, collectively, the Requisite Revolving Lenders and the Requisite Term Lenders.

Requisite Revolving Lenders means the Steering Committee of Revolving Lenders.

Requisite Term Lenders means the Ad Hoc Committee of Term Lenders.

Restructuring means the financial and operational restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.

Restructuring Expenses means the reasonable and documented fees and expenses incurred by the Ad Hoc Committee of Term Lenders and the Steering Committee of Revolving Lenders in connection with the Restructuring, including the reasonable fees and expenses of (i) Revolving Lenders’ Professionals and (ii) Term Lenders’ Professionals, and in the case of both (i) and (ii), payable without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases.

Restructuring Transactions means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on or prior to the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (a) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the U.K. Sale Transaction; (d) the U.K. Administration; and (e) all other actions that the Debtors or Reorganized Debtors, as applicable, determine, with the reasonable consent of the Requisite Lenders, are necessary or appropriate and that are not inconsistent with the Plan.

Retained Accounts means, collectively, the Administrative Expense Claims Retained Amount, the Priority Tax Claims Retained Amount, the Other Secured Claims Retained Amount, the Priority Non-Tax Claims Retained Amount, the U.K. Administration Reserve, the General Unsecured Claims Reserve, the Class 4 Disputed Claims Reserve, the Fee Claim Escrow Account, and the Post-Effective Date Restructuring Expense Retained Amount.  The Retained Accounts, other than the U.K. Administration Reserve and the Fee Claim Escrow Account, may be held in sub-accounts of a single bank account provided that the Debtors or the Reorganized Debtors, as applicable, maintain the appropriate amounts for each Retained Account, as provided for in this Plan, within the applicable sub-accounts.  All Retained Accounts shall be established with Unencumbered Cash.

Revolver Claim means any Claim arising under or related to the Revolving Credit Agreement or any other Credit Documents (as defined in the Revolving Credit Agreement), including all Obligations, Rate Management and Currency Protection Obligations (other than Excluded Swap Obligations), Specified Cash Management Obligations (as each such term is defined in the Revolving Credit Agreement), and the Existing Letters of Credit plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, including, without duplication, the applicable Restructuring Expenses, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order.

Revolver Secured Claim means the Revolver Claims in an aggregate amount of not less than their Pro Rata share of the value of the Collateral securing such Revolver Claims, including the Cash Collateral and the Debtors’ other encumbered assets, together with their Pro

Rata share of the amount of the Settled Adequate Protection Claims in respect of such Revolver Claims.

Revolver Unsecured Claim means any Revolver Claim that is not a Revolver Secured Claim.

Revolving Credit Agreement means that certain Senior Secured Revolving Credit Agreement, dated as of June 17, 2014, by and among Paragon International Finance Company and Paragon Parent, as borrowers, the lenders and Issuing Banks party thereto from time to time, the Revolving Credit Facility Agent, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Barclays Bank plc, as Joint Lead Arrangers and Joint Lead Bookrunners and certain other parties thereto (as amended, restated, modified, or supplemented from time to time).

Revolving Credit Facility means, collectively, all advances and other extensions of credit made to the Debtors and letters of credit issued on behalf of one or more of the Debtors under the Revolving Credit Agreement.

Revolving Credit Facility Agent means JPMorgan Chase Bank, N.A., solely in its capacities as administrative agent under the Revolving Credit Agreement and as collateral agent with respect to the Revolving Credit Facility and the Term Loan Facility, and together with any of its successors in such capacities.

Revolving Lender means a holder of a Revolver Claim.

Revolving Lenders’ Professionals means Simpson Thacher & Bartlett LLP, counsel to the Revolving Credit Facility Agent, Landis Rath & Cobb LLP, Delaware counsel to the Revolving Credit Facility Agent, PJT Partners LP, financial advisor to the Revolving Credit Facility Agent, one foreign counsel of the Revolving Credit Facility Agent in each other applicable jurisdiction, and such other advisors, consultants, experts, or other professionals engaged by the Revolving Credit Facility Agent from time to time.

Schedule of Rejected Contracts and Leases means the schedule of executory contracts and unexpired leases to be rejected by the Debtors, if any, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably satisfactory to the Debtors and the Requisite Lenders.

Schedules means, the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests, and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court.

Secured Claim means a Claim to the extent (a) secured by a valid, perfected and enforceable Lien on property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (i) as set forth in this Plan, (ii) as agreed to by the holder of such Claim and the Debtors, or (iii) as determined by a Final Order in accordance with section 506(a)

of the Bankruptcy Code or pursuant to the Adequate Protection Order or (b) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.

Secured Lender Unsecured Claims means, collectively, the Revolver Unsecured Claims and the Term Loan Unsecured Claims.

Securities Act means the Securities Act of 1933, as amended.

Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.

Senior Notes means, collectively, the 6.75% Notes and the 7.25% Notes.

Senior Notes Claims means, collectively, the 6.75% Senior Notes Claims and the 7.25% Senior Notes Claims.

Senior Notes Indenture means that certain Indenture, dated as of July 18, 2014, by and among Paragon Parent, as issuer, each of the guarantors named therein, and the Senior Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).

Senior Notes Indenture Trustee means Deutsche Bank Trust Company Americas, solely in its capacity as indenture trustee under the Senior Notes Indenture.

Settled Adequate Protection Claim means, as part of the compromise of Settled Claims, an Allowed Claim on account of the Adequate Protection Obligations in the aggregate amount of not less than Three Hundred Fifty-Two Million Dollars ($352,000,000).

Settled Claims means, collectively, all Term Loan Claims, all Revolver Claims, all rights, Claims, and interests arising out of the Adequate Protection Order, all disputes and issues in connection with or relating to encumbered and unencumbered assets and to the validity, extent, and priority of the Liens securing the Revolver Claims and Term Loan Claims, including with respect to Cash held by Paragon Parent and Intercompany Claims, and the matters, disputes, and litigations described in Section 5.1 of this Plan.

Shareholders Agreement means that certain Shareholders’ Agreement with respect to the New Equity Interests, a substantially final form of which shall be included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Lenders.

Spin-Off has the meaning ascribed to such term in the Noble Settlement Agreement.

Steering Committee of Revolving Lenders means, as of any date, the informal steering committee of holders of Revolver Claims, as of such date, as such composition may change from time to time.

Take Back Debt means the new senior secured first lien term loans in the original aggregate principal amount of Eighty-Five Million Dollars ($85,000,000), the terms of which shall be provided under the Take Back Debt Agreement.

Take Back Debt Agreement means the Revolving Credit Agreement and Term Loan Agreement, each as amended and restated into a single Take Back Debt Agreement, by and among Reorganized Paragon, as borrower, each of the guarantors named therein, the Term Lenders, the Revolving Lenders, and the New Agent (as amended, modified or otherwise supplemented from time to time), a substantially final form of which shall be included in the Plan Supplement, which shall be consistent with the Take Back Debt Term Sheet and be in form and substance reasonably acceptable to the Debtors and the Requisite Lenders.

Take Back Debt Term Sheet means that certain term sheet setting forth the key terms of the Take Back Debt Agreement, attached as Exhibit B to this Plan.

Term Lender means a holder of a Term Loan Claim.

Term Lenders’ Professionals means Arnold & Porter Kaye Scholer LLP, counsel to the Term Loan Agent, Potter Anderson & Corroon LLP, Delaware counsel to the Term Loan Agent, FTI Consulting, Inc., financial advisor to the Term Loan Agent, one foreign counsel of the Term Loan Agent in each other applicable jurisdiction, and such other advisors, consultants, experts, or other professionals engaged by the Term Loan Agent from time to time.

Term Loan Agent means Cortland Capital Market Services LLC, solely in its capacity as successor administrative agent under the Term Loan Agreement, and together with any of its successors in such capacity.

Term Loan Agreement means that certain Term Loan Agreement, dated as of July 18, 2014, by and among Paragon Parent, as parent, Paragon Offshore Finance Company, as borrower, the lenders party thereto from time to time, the Term Loan Agent and certain other parties thereto (in each case, as amended, restated, modified, or supplemented from time to time).

Term Loan Claim means any Claim arising under or related to the Term Loan Agreement, the Term Loan Notes (as defined in the Term Loan Agreement), and the Collateral Documents (as defined in the Term Loan Agreement) plus any unpaid accrued interest, other fees, and unpaid reasonable fees and expenses as of the Effective Date, including, without duplication, the applicable Restructuring Expenses, in each case as required under the terms of the Term Loan Agreement and to the extent not already paid pursuant to the Adequate Protection Order.

Term Loan Facility means, collectively, all loans made to the Debtors under the Term Loan Agreement.

Term Loan Secured Claims means the Term Loan Claims in an aggregate amount of not less than their Pro Rata share of the value of the Collateral securing such Term Loan Claims, including, without limitation, the Cash Collateral and the Debtors’ other encumbered assets, together with their Pro Rata share of the amount of the Settled Adequate Protection Claims in respect of such Term Loan Claims.

Term Loan Unsecured Claim means any Term Loan Claim that is not a Term Loan Secured Claim.

U.K. means the United Kingdom.

U.K. Administration means the administration of Paragon Parent to be commenced by Paragon Parent under the laws of and in the United Kingdom and administered by the U.K. Administrators, pursuant to which, among other things, the U.K. Sale Transaction shall be effectuated.

U.K. Administration Reserve means a Cash reserve in the aggregate amount of no more than One Million British Pound Sterling (£1,000,000) to fund the costs and liabilities of winding down Paragon Parent, which reserve shall be maintained by Paragon Parent in an interest-bearing account controlled by the U.K. Administrators and which amount shall be reasonably satisfactory to the Debtors and the Requisite Lenders and which reserve, for the avoidance of doubt, shall be subject to the ongoing jurisdiction of the U.K. Administration and shall not be subject to the jurisdiction of the Chapter 11 Cases.

U.K. Administrators means the administrators appointed in the U.K. Administration by the English Court.

U.K. Implementation Agreement means that certain U.K. Implementation Agreement, a substantially final form of which shall be included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Lenders and which sets out the actions to be taken by the U.K. Administrators to implement the Plan, including the U.K. Sale Transaction, and the steps required to implement any reorganization before the Effective Date.

U.K. Indemnification Agreement means that certain U.K. Indemnification Agreement with respect to the Reorganized Debtors’ indemnification obligations with respect to the U.K. Administration of up to Four Million British Pound Sterling (£4,000,000), which shall be included in substantially final form in the Plan Supplement and which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Lenders, and the funding for which shall be reasonably acceptable to the Debtors and the Requisite Lenders.

U.K. Sale Transaction means the sale of all or substantially all of Paragon Parent’s Assets to Reorganized Paragon pursuant to the U.K. Implementation Agreement and in accordance with the Plan as described in Section 5.13.

Unencumbered Cash means all unencumbered and unrestricted Cash as of the Effective Date of all Debtor and non-Debtor affiliates, including Paragon Parent, Paragon International Investment Limited (or its parent) and Prospector Rig 1 Contracting Company S.à.r.l, Prospector Rig 1 Owning Company S.à.r.l, Prospector Rig 5 Contracting Company S.à.r.l., and Prospector Rig 5 Owning Company S.à.r.l.

Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

U.S. Trustee means the United States Trustee for Region 3.

Voting Deadline means the deadline, including any extended deadline, established by the Bankruptcy Court by which ballots accepting or rejecting the Plan must be received by the Debtors.

1.2                               Interpretation; Application of Definitions; Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived, or modified from time to time.  The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively.  The words “includes” and “including” are not limiting and shall be read to include “without limitation.”  The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the reference document shall be substantially in that form or substantially on those terms and conditions; (c) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (d) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

1.3                               Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

1.4                               Controlling Document.

In the event of an inconsistency between this Plan and any instrument or document in the Plan Supplement, the terms of the relevant instrument or document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document.  In the event of an inconsistency between this Plan, the Disclosure Statement, or any exhibit or schedule to the Disclosure Statement, this Plan shall control.  The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.                                                                     ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, AND PRIORITY TAX CLAIMS.

2.1                               Treatment of Administrative Expense Claims.

(a)                                 Except to the extent that a holder of an Allowed Administrative Expense Claim (other than a Fee Claim) and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such Administrative Expense Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed Administrative Expense Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Administrative Expense Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ business, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions, without further actions by holders of such Allowed Administrative Expenses Claims or further approval by the Bankruptcy Court.  For the avoidance of doubt, this Section of the Plan shall not be applicable to any Restructuring Expenses, which shall be paid pursuant to Section 5.17 of the Plan, or to the treatment of the Administrative Expense Claims of the Term Lenders and the Revolving Lenders on account of the Adequate Protection Obligations, which shall be paid pursuant to Section 4.3 of the Plan.

(b)                                 Retained Amount: On and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall maintain the Administrative Expense Claims Retained Amount.  Distributions from the Administrative Expense Claims Retained Amount shall be available for Administrative Expense Claims that are not Allowed Claims as of the Effective Date but become Allowed Claims thereafter.  Any amounts remaining after payment of all

Allowed Administrative Expense Claims (other than Fee Claims) shall be distributed as provided in Section 6.16 herein.

2.2                               Treatment of Fee Claims.

(a)                                 All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), 503(b)(6), or 1103 of the Bankruptcy Code shall (a) file, on or before the date that is sixty (60) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim.  The Allowed amounts of such Fee Claims shall be determined by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and any prior order of the Bankruptcy Court.

(b)                                 Retained Amount: On or before the Effective Date, the Debtors shall establish the Fee Claim Escrow Account with Cash equal to the aggregate Fee Claim Retained Amount for all Professional Persons.  To receive payment for unbilled fees and expenses incurred through the Effective Date, all Professional Persons shall (i) estimate their accrued Fee Claims prior to and as of the Effective Date and (ii) estimate for expected fees and expenses for professional services rendered or costs incurred on account of these Chapter 11 Cases following the Effective Date and shall deliver such estimates to the Debtors on or before the Effective Date.  If a Professional Person does not provide such estimates, the Debtors or Reorganized Debtors, as applicable, may estimate the unbilled fees and expenses of such Professional Persons; provided, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional Person.  The Fee Claim Escrow Account shall be maintained in trust for the Professional Persons.  Such funds in the Fee Claim Escrow Account shall not constitute property of the Reorganized Debtors.  Fee Claims owing to the Professional Persons and unpaid as of the Effective Date shall be paid in Cash by the Reorganized Debtors from the Fee Claim Escrow Account, without interest or other earnings therefrom, as and when such Fee Claims are Allowed by a Bankruptcy Court order.  When all Allowed Fee Claims have been paid in full, any amounts remaining in the Fee Claim Escrow Account, if any, shall be distributed as provided in Section 6.16 herein.  If the Fee Claim Escrow Account is insufficient to pay the full Allowed amounts of the Fee Claims, remaining unpaid Allowed Fee Claims will be promptly paid by the Reorganized Debtors without any further action or order of the Bankruptcy Court.

(c)                                  Except as otherwise specifically provided in the Plan, from and after the Effective Date, each Debtor and Reorganized Debtor, as applicable, shall pay in Cash the reasonable and documented legal fees and expenses incurred by such Debtor or Reorganized Debtor, as applicable, after the Effective Date in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court.  On the Effective Date, any requirement that Professional Persons comply with sections 327 through 331 and 1103 of the

Bankruptcy Code shall terminate, and each Debtor or Reorganized Debtor, as applicable, may employ and pay any Professional Person in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

2.3                               Treatment of Priority Tax Claims.

(a)                                 Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such Priority Tax Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) equal annual installment payments in Cash beginning on the Effective Date or as soon thereafter as reasonably practicable, or such later date as the Claim is due in ordinary course over a period ending not later than five (5) years after the Petition Date, together with interest at the applicable non-bankruptcy rate as of the Confirmation Date, subject to the sole option of the Reorganized Debtors to prepay the entire amount of the Allowed Priority Tax Claim, or (iii) treatment in a manner not less favorable than the most favored non-priority unsecured claim provided for by this Plan; provided, that Allowed Priority Tax Claims that arise in the ordinary course of the Debtors’ business, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions, without further actions by holders of such Priority Tax Claims or further approval by the Bankruptcy Court.

(b)                                 Retained Amount: On and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall maintain the Priority Tax Claims Retained Amount.  Distributions from the Priority Tax Claims Retained Amount shall be available for Priority Tax Claims that are not Allowed Claims as of the Effective Date but become Allowed Claims thereafter.  Any amounts remaining after payment of all Allowed Priority Tax Claims shall be distributed as provided in Section 6.16 herein.

ARTICLE III.                                                                CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1                               Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or

Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2                               Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under this Plan.  Unless expressly set forth herein or in the Plan Supplement, this Plan shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any Assets.  This Plan is not premised upon and shall not cause the substantive consolidation of the Debtors or any non-Debtor affiliate, and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities.

3.3                               Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (a) Impaired and Unimpaired under this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject this Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	Revolver Secured Claims and Term Loan Secured Claims	Impaired	Yes
Class 4	Senior Notes Claims and Secured Lender Unsecured Claims	Impaired	Yes
Class 5	General Unsecured Claims	Impaired	Yes
Class 6	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 7	Parent Interests	Impaired	No (Deemed to reject)
Class 8	Intercompany Interests	Unimpaired / Impaired	No (Deemed to accept / reject)

3.4                               Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

3.5                               Elimination of Vacant Classes.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

3.6                               Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims in such Class.

3.7                               Voting; Presumptions; Solicitation.

(a)                                 Acceptance by Certain Impaired Classes.  Only holders of Allowed Claims in Classes 3, 4, and 5 are entitled to vote to accept or reject this Plan.  An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan.  Holders of Claims in Classes 3, 4, and 5 will receive ballots containing detailed voting instructions.

(b)                                 Deemed Acceptance by Unimpaired Classes.  Holders of Claims and Interests in Classes 1, 2, and 6, and to the extent holders of Interests in Class 8 are Unimpaired by the Plan pursuant to Section 4.8, Class 8 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject this Plan.

(c)                                  Deemed Rejection by Impaired Classes.  Holders of Claims and Interests in Class 7 and, to the extent holders of Interests in Class 8 are Impaired by the Plan pursuant to Section 4.8, Class 8 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject this Plan.

3.8                               Cramdown.

If any Class of Claims entitled to vote on this Plan does not vote to accept this Plan, the Debtors may (a) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code.

3.9                               No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim, except upon the Effective Date, with respect to Settled Claims.

ARTICLE IV.                                                                 TREATMENT OF CLAIMS AND INTERESTS.

4.1                               Class 1: Priority Non-Tax Claims.

(a)                                 Treatment: The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed Priority Non-Tax Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such Priority Non-Tax Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Non-Tax Claims that arise in the ordinary course of the Debtors’ business, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities without further actions by holders of such Priority Non-Tax Claims or further approval by the Bankruptcy Court.

(b)                                 Retained Amount: On and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall maintain the Priority Non-Tax Claims Retained Amount.  Distributions from the Priority Non-Tax Claims Retained Amount shall be available for Priority Non-Tax Claims that are not Allowed Claims as of the Effective Date but become Allowed Claims thereafter.  Any amounts remaining after payment of all Allowed Priority Non-Tax Claims shall be distributed as provided in Section 6.16 herein.

(c)                                  Impairment and Voting: Allowed Priority Non-Tax Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Non-Tax Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

4.2                               Class 2: Other Secured Claims.

(a)                                 Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed Other Secured Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) such other recovery necessary to satisfy the provisions of section 1129(a)(9) of the Bankruptcy Code.

(b)                                 Retained Amount: On and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall maintain the Other Secured Claims Retained Amount.  Distributions from the Other Secured Claims Retained Amount shall be available for Other Secured Claims that are not Allowed Claims as of the Effective Date but become Allowed Claims thereafter, except for Other Secured Claims that will be Reinstated on the Effective Date.  Any amounts remaining after payment of all Allowed Other Secured Claims shall be distributed as provided in Section 6.16 herein.

(c)                                  Impairment and Voting: Allowed Other Secured Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

4.3                               Class 3: Revolver Secured Claims and Term Loan Secured Claims.

(a)                                 Allowance and Treatment: Settled Claims comprising Revolver Secured Claims and Term Loan Secured Claims shall be Allowed.  On the Effective Date, each holder of an Allowed Revolver Secured Claim or an Allowed Term Loan Secured Claim shall receive, in full and final satisfaction, compromise, settlement, release and discharge of, in exchange for and on account of such Allowed Revolver Secured Claim or Allowed Term Loan Secured Claims, as applicable: its Pro Rata share of (i) Cash Collateral, (ii) Unencumbered Cash in an amount equal to the Settled Adequate Protection Claim, and (iii) the Take Back Debt.  For the avoidance of doubt, the Existing Letters of Credit shall continue to remain outstanding, pursuant to and subject to the terms of the Existing L/C Escrow Agreement(s) and the New Letter of Credit Agreement.

(b)                                 Impairment and Voting: Allowed Revolver Secured Claims and Allowed Term Loan Secured Claims are Impaired.  Holders of Allowed Revolver Secured Claims and Allowed Term Loan Secured Claims are entitled to vote on this Plan, in each case and on account of such claims, in Class 3.

4.4                               Class 4: Senior Notes Claims and Secured Lender Unsecured Claims.

(a)                                 Allowance and Treatment: For purposes of treatment in this Class 4, (i) Settled Claims comprising Term Loan Unsecured Claims shall be Allowed in the aggregate principal amount of approximately Six Hundred Forty-Two Million Dollars ($642,000,000) and (ii) Settled Claims comprising Revolver Unsecured Claims shall be Allowed in the aggregate principal amount of approximately Seven Hundred Seventy-Seven Million Dollars ($777,000,000).  On the Effective Date, each holder of an Allowed Senior Notes Claim or an Allowed Secured Lender Unsecured Claim shall receive, in full and final satisfaction, compromise, settlement, release and discharge of, in exchange for and on account of such Allowed Claim, its Pro Rata share of (i) the Net Distributable Cash and (ii) the New Equity Interests (subject to dilution by the Management Incentive Plan Securities).

(b)                                 Retained Amount: On and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall maintain the Class 4 Disputed Claims Reserve and shall withhold New Equity Interests in respect of Disputed Claims in Class 4, if any, in accordance with Section 7.7.  Any amounts remaining after payment of all Disputed Claims in Class 4 shall be distributed as provided in Sections 6.16 and 7.7 herein.

(c)                                  Impairment and Voting: Allowed Senior Notes Claims and Allowed Secured Lender Unsecured Claims are Impaired.  Holders of Allowed Senior Notes Claims and Allowed Secured Lender Unsecured Claims are entitled to vote on this Plan, in each case and on account of such claims, in Class 4.

4.5                               Class 5: General Unsecured Claims.

(a)                                 Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such General Unsecured Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, compromise, settlement, release and discharge of, in exchange for, and on account of such holder’s rights with respect to and under such Allowed General Unsecured Claim its Pro Rata share of the General Unsecured Claims Distribution, subject to Section 7.7 of this Plan.

(b)                                 Retained Amount: On and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall maintain the General Unsecured Claims Reserve in [Cash].  Distributions from the General Unsecured Claims Reserve shall be available for General Unsecured Claims that are not Allowed Claims as of the Effective Date but become Allowed

Claims thereafter.  Any amounts remaining after payment of all Allowed General Unsecured Claims shall be distributed as provided in Sections 6.16 and 7.7 herein.

(c)                                  Impairment and Voting: Allowed General Unsecured Claims are Impaired.  Holders of Allowed General Unsecured Claims are entitled to vote on this Plan.

4.6                               Class 6: Intercompany Claims.

(a)                                 Treatment: On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Reorganized Debtors in their sole discretion.  All Intercompany Claims between any Debtor and a non-Debtor affiliate shall be Unimpaired under this Plan.

(b)                                 Impairment and Voting: All Allowed Intercompany Claims are either Unimpaired or are deemed Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Claims.

4.7                               Class 7: Parent Interests.

(a)                                 Treatment: After giving effect to the Restructuring Transactions, all Parent Interests shall be deemed valueless and shall not receive any distribution under the Plan.  Parent Interests shall be treated in accordance with the U.K. Administration.

(b)                                 Impairment and Voting: Parent Interests are Impaired.  In accordance with section 1126(g) of the Bankruptcy Code, the holders of Parent Interests are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Parent Interests.

4.8                               Class 8: Intercompany Interests.

(a)                                 Treatment: On the Effective Date, at the option of the Reorganized Debtors and with the reasonable consent of the Term Loan Agent and the Revolving Credit Facility Agent, all Allowed Intercompany Interests shall either be (i) cancelled (or otherwise eliminated) and holders of such cancelled Intercompany Interests shall not receive or retain any property under the Plan or (ii) remain unaffected by the Plan and continue in place following the Effective Date.

(b)                                 Impairment and Voting: Allowed Intercompany Interests are either Unimpaired, in which case the holders of such Intercompany Interests conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, in which case the holders of such Intercompany Interests conclusively are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, holders of

Allowed Intercompany Interests are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.

4.9                               Debtors’ Rights in Respect of Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

4.10                        Treatment of Vacant Classes.

Any Claim or Interest in a Class that is considered vacant under Section 3.5 of this Plan shall receive no Plan Distribution.

ARTICLE V.                                                                      MEANS FOR IMPLEMENTATION; POST-EFFECTIVE DATE GOVERNANCE.

5.1                               Settlement of Term Loan Claims and Revolver Claims

(a)                                 Pursuant to Bankruptcy Code sections 1123(a)(5) and 1123(b)(3) and Bankruptcy Rule 9019, the Plan incorporates and is expressly conditioned upon the approval and effectiveness of a comprehensive compromise and settlement by and among the Debtors, the Term Loan Agent, the Revolving Credit Facility Agent and the Requisite Lenders of numerous issues and disputes relating to the Adequate Protection Obligations, the Term Loan Claims and the Revolver Claims, and the allowance and treatment of such Settled Claims.  As of the Effective Date, the Plan accordingly represents a full, final, integrated, complete, and good faith compromise, settlement, release, and resolution of, among other matters, disputes and potential litigation among the Debtors, the Term Loan Agent, the Revolving Credit Facility Agent, the Term Lenders, and the Revolving Lenders regarding the Settled Claims, including: (i) the amount, value, and treatment under this Plan of the Term Loan Claims and the Revolver Claims; (ii) the amount, value, and treatment under this Plan of the Settled Adequate Protection Claims; (iii) the validity, scope, extent, and priority of the Liens securing the Term Loan Claims and the Revolver Claims including with respect to Cash held by the Debtors; (iv) the valuation of encumbered and unencumbered assets; (v) any Causes of Action that the Debtors or the Reorganized Debtors, as applicable, could potentially assert against the holders of Settled Claims; and (vi) the rights with respect to, and security interests, in the Debtors’ Intercompany Claims.

(b)                                 This comprehensive compromise and settlement will be binding on the Debtors or the Reorganized Debtors, as applicable, on all Persons who have asserted or could assert any potential Causes of Action, and the Term Lenders and the Revolving Lenders concerning such Settled Claims compromised and settled under the Plan.  This comprehensive compromise and settlement is the fundamental foundation of the Plan.  As such, the approval and consummation of the Plan will conclusively bind all holders of Claims against or Interests in the Debtors and other parties in interest, and the releases and settlements effected under the Plan will be operative as of the Effective Date and subject to enforcement by the Bankruptcy Court from and after the Effective Date, including pursuant to the injunctive provisions of Sections 10.4, 10.5, and 10.8.

5.2                               Continued Corporate Existence.

(a)                                 Except as otherwise provided in this Plan or pursuant to the U.K. Administration with respect to Paragon Parent, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation, and the Amended By-Laws.  On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

(b)                                 On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate this Plan, including: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of this Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) the Restructuring Transactions; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

5.3                               Authorization, Issuance, and Delivery of New Equity Interests.

On the Effective Date, Reorganized Paragon is authorized to issue or cause to be issued and shall issue or cause to be issued the New Equity Interests, with the exception of any New Equity Interests to be withheld on account of Disputed Claims, for distribution in accordance with the terms of this Plan, without the need for any further corporate, partnership, limited liability company, or shareholder action.  Reorganized Paragon shall be authorized to issue or cause to be issued any New Equity Interests withheld on account of Disputed Claims in accordance with Section 7.7 hereof. Upon the Effective Date, after giving effect to the U.K. Sale Transaction, the authorized capital stock of Reorganized Paragon will be that number of shares of New Equity Interests as may be designated in the Amended Certificate of Incorporation of Reorganized Paragon, and the New Equity Interests shall be subject to the terms contained in the Amended Certificate of Incorporation of Reorganized Paragon, the Shareholders Agreement, and the Registration Rights Agreement.  The New Equity Interests shall not be stapled with the Take Back Debt; New Equity Interests may be sold, assigned, transferred, hypothecated, or otherwise disposed of without any principal amount of Take Back Debt; and Take Back Debt may be sold, assigned, transferred, hypothecated, or otherwise disposed of without any number of New Equity Interests, in each case, subject to any transfer restrictions thereon.

5.4                               Take Back Debt Agreement, New Letter of Credit Agreement, and Existing L/C Escrow Agreement(s).

(a)                                 On the Effective Date, the Reorganized Debtors are authorized to execute, deliver, and enter into or cause to be executed, delivered, and entered into, and shall execute, deliver, and enter into or cause to be executed, delivered, and entered into, all plan-related documents, including the Take Back Debt Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement(s) and any related documents, agreements, instruments, or certificates, without the need for any further corporate, partnership, limited liability company, or shareholder action.  The Take Back Debt Agreement, the New Letter of Credit Agreement, and the Existing L/C Escrow Agreement(s) shall constitute legal, valid, and binding obligations of Reorganized Paragon enforceable in accordance with their terms.

(b)                                 On the Effective Date, (a) upon the granting of Liens and the continuation of existing Liens in accordance with the Take Back Debt Agreement, the lenders thereunder shall have valid, binding, and enforceable Liens on the collateral specified in the Take Back Debt Agreement and related guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, Liens, and other security interests and the continuation of existing guarantees, mortgages, pledges, Liens, and other security interests in accordance with the Take Back Debt Agreement, the guarantees, mortgages, pledges, Liens, and other security interests granted and continued to secure the obligations arising under the Take Back Debt Agreement shall be granted and continued in good faith as an inducement to the lenders thereunder to convert to term loans and/or extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the Take Back Debt Agreement and related guarantee, collateral documentation, and intercreditor arrangements.  All Liens and security interests securing the Revolver Claims (other than with respect to the Existing Letters of Credit) and the Term Loan Claims as of the Petition Date are unaltered by this Plan, and all such Liens and security interests are created and perfected with respect to the obligations arising under the Take Back Debt Agreement to the same extent, in the same manner and on the same terms as they were with respect to the Revolver Claims (other than with respect to the Existing Letters of Credit) and Term Loan Claims.  The Take Back Debt Agreement and the other Credit Documents (as such term is defined in the Take Back Debt

Agreement) shall constitute legal, valid, and binding obligations of the Reorganized Debtors party thereto or otherwise bound thereby, enforceable in accordance with their terms.

(c)                                  On the Effective Date, the Existing Letters of Credit shall be deemed issued under the New Letter of Credit Agreement; on and after the Effective Date, the Revolving Lenders will continue to hold participations in the Existing Letters of Credit in accordance with their existing percentages as of immediately prior to the Effective Date.  On and after the Effective Date, (i) Reorganized Paragon shall not have any ongoing draw reimbursement obligations on account of the Existing Letters of Credit, other than such reimbursement obligations as are set forth in this Plan and such letter of credit fees calculated based on percentages in effect under the Revolving Credit Agreement immediately prior to the Effective Date (which obligations shall also be reflected in the New Letter of Credit Agreement), and (ii) the Reorganized Debtors shall use commercially reasonable efforts to cause the Existing Letters of Credit to be returned undrawn.

(d)                                 On the Effective Date, the Existing L/C Escrow Agreement(s) shall be executed in accordance with the terms set forth therein.

5.5                               Cancellation of Certain Existing Agreements.

Except for the purpose of evidencing a right to a Plan Distribution, the Revolving Credit Agreement, the Term Loan Agreement, the 6.75% Notes, the 7.25% Notes, and the Senior Notes Indenture shall be deemed cancelled on the Effective Date; provided, however, that Senior Notes Indenture, the Revolving Credit Agreement and the Term Loan Agreement shall continue in effect for the purposes of permitting the Senior Notes Indenture Trustee, the Revolving Credit Facility Agent, and the Term Loan Agent, as applicable, to (a) make distributions under this Plan as provided herein and perform such other necessary functions with respect hereto, (b) seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan, and (c) maintain and assert any rights or exercise any charging liens for reasonable fees, costs and expenses thereunder, including, without limitation, the right to seek indemnification.

5.6                               Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, upon the full payment or other satisfaction with respect to the applicable Claims made pursuant to the Plan, all Liens, Claims, or Interests in or against the property of the Estates will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.  Any Entity holding such Liens, Claims, or Interests will, if necessary, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors and shall incur no liability to any Entity in connection with its execution and delivery of any such instruments.

5.7                               Excess Cash Adjustment.

[Prior to the Effective Date and in accordance with the Excess Cash Amount Schedule, the Debtors shall determine the Adjusted Minimum Cash Balance, if any.  All such calculations and determinations with respect to the Adjusted Minimum Cash Balance, if applicable, shall be subject to the reasonable consent of the Requisite Lenders; provided, that in no event shall an amount less than the Minimum Cash Balance remain on the Debtors’ balance sheet as of the Effective Date.]

5.8                               Officers and Boards of Directors.

(a)                                 The officers and the composition of each board of directors of the Reorganized Debtors, including the New Board, shall be disclosed prior to the entry of the Confirmation Order to the extent required by section 1129(a)(5) of the Bankruptcy Code.

(b)                                 Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date without any further action required on the part of any such Debtor or member.  Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

(c)                                  Subject to the discretion of the New Board, the Reorganized Debtors shall enter into new employment agreements with key executives on a case by case basis.

5.9                               Deemed Execution.

On the Effective Date, (i) each Person that receives any portion of the New Equity Interests shall be deemed to have executed, without any further action by any party, the Shareholders Agreement, (ii) each Person that upon receipt of any portion of the New Equity Interests pursuant to the Plan holds ten percent (10%) or more of the total outstanding New Equity Interests as of the Effective Date shall be deemed to have executed, without any further action by any party, the Registration Rights Agreement, (iii) each Person that receives any portion of the Take Back Debt shall be deemed to have executed, without any further action by any party, the Take Back Debt Agreement, and (iv) each Person that is party to the New Letter of Credit Agreement shall be deemed to have executed, without any further action by any party, the Existing L/C Escrow Agreement(s).

5.10                        Management Incentive Plan.

After the Effective Date, the New Board shall implement the Management Incentive Plan, the terms of which, including eligibility to participate therein, the amount and timing of any award and the vesting conditions of any award shall be determined by the New Board in its sole discretion.  Any Management Incentive Plan Securities issued pursuant to the Management Incentive Plan shall proportionally dilute all the New Equity Interests to be issued in accordance with this Plan.

5.11                        Intercompany Interests.

To the extent an Intercompany Interest is not cancelled pursuant to the Plan, on the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, such Intercompany Interest shall be unaffected by the Plan and continue in place following the Effective Date.

5.12                        Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.

5.13                        U.K. Administrators, U.K. Administration, and U.K. Sale Transaction.

(a)                                 Prior to the Effective Date, the directors of Paragon Parent will seek an administration order from the English Court pursuant to paragraph 13 of Schedule B1 of the Insolvency Act 1986 to appoint the U.K. Administrators to implement the U.K. Sale Transaction pursuant to the U.K. Implementation Agreement.  Upon appointment, the U.K. Administrators will assume the management of the affairs, business and property of Paragon Parent with all powers necessary or expedient to do so, including the power to effect the U.K. Sale Transaction pursuant to the U.K. Implementation Agreement.

(b)                                 U.K. Sale Transaction.  Prior to the Effective Date, Reorganized Paragon shall be formed and shall enter into the U.K. Implementation Agreement with Paragon Parent, and the U.K. Administrators, pursuant to which, and pursuant to the U.K. Administration and the Plan, Reorganized Paragon shall, prior to or substantially contemporaneously with the Effective Date, acquire all or substantially all of the Assets of Paragon Parent in consideration for the release in full of the debt outstanding under the Senior Notes, the Term Loan Agreement, and the Revolving Credit Agreement, and Reorganized Paragon shall issue New Equity Interests to holders of Allowed Senior Notes Claims and Allowed Secured Lender Unsecured Claims and shall enter into the Take Back Debt Agreement, among other documents, with the holders of Allowed Revolver Claims and Allowed Term Loan Claims, as applicable, and shall distribute Cash to the holders of Allowed Claims as described in the U.K. Sale Transactions outlined below.  In furtherance of the foregoing and the implementation of the Plan, the following transactions shall occur in the following order on or prior to the Effective Date (as indicated below):

(i)                                     On or prior to the Effective Date and immediately prior to the transactions specified below, the Amended By-Laws and Amended Certificate of Incorporation governing Reorganized Paragon shall be in full force and effect and the New Board shall serve pursuant to the terms of the applicable new organizational documents of Reorganized Paragon.

(ii)                                  In accordance with, and subject to the terms of, the treatment sections of the Plan, the following transactions shall occur prior to or substantially contemporaneously with the Effective Date:

(A)                               In accordance with the terms of the Plan, the U.K. Implementation Agreement, and the U.K. Administration, Paragon Parent shall transfer to Reorganized Paragon, all or substantially all of its Assets as provided in the U.K. Implementation Agreement.  After giving effect to the U.K. Sale Transaction, Paragon Parent shall have transferred all or substantially all of its Assets to Reorganized Paragon, and Reorganized Paragon shall have become the direct or indirect parent entity, as applicable, of each of the other Reorganized Debtors.  For the avoidance of doubt, all Cash held by Paragon Parent immediately prior to the U.K. Sale Transaction, other than Cash required to be retained in Paragon Parent as the U.K. Administration Reserve, shall be available for distribution in accordance with the Plan.

(B)                               In consideration for the transfer of all or substantially all of the Assets of Paragon Parent, Reorganized Paragon shall issue New Equity Interests to holders of Allowed Senior Notes Claims and Allowed Secured Lender Unsecured Claims pursuant to the Shareholders Agreement and shall enter into the Take Back Debt Agreement, among other documents, with the holders of Allowed Revolver Claims and Allowed Term Loan Claims, as applicable, and shall distribute Cash to holders of Allowed Claims pursuant to the terms of the Plan and the U.K. Implementation Agreement, in full and final satisfaction and discharge of such Claims.

(C)                               In connection with the U.K. Sale Transaction, Paragon Parent shall assume and assign to Reorganized Paragon all of its executory contracts and unexpired leases to which it is party that are not specifically designated on the Schedule of Rejected Contracts and Leases.  Paragon Parent’s assumption and assignment of such executory contracts and unexpired leases shall be consistent with the procedures set forth in Sections 8.1 and 8.2 herein, and any requirements to obtain consent in connection with such assumption and assignment shall be deemed satisfied by Paragon Parent’s compliance with the procedures outlined in Section 8.2 herein.

(c)                                  Approval of U.K. Sale Transaction.  The Confirmation Order shall authorize the U.K. Sale Transaction pursuant to sections 363, 1123(a)(5), 1123(b)(4), 1123(b)(6), 1145, and 1146(a) of the Bankruptcy Code under the terms and conditions of the U.K. Implementation Agreement.  Upon the Confirmation Date, the Debtors shall be authorized to take any and all actions necessary to consummate the U.K. Sale Transaction, including, for the avoidance of doubt, commencing the U.K. Administration.

(d)                                 Sale Free and Clear.  On the closing date of the U.K. Sale Transaction, pursuant to the terms of the U.K. Implementation Agreement and the Confirmation Order, Paragon Parent’s Assets shall be purchased by and vested in Reorganized Paragon free and clear of all Claims, Parent Interests, Liens, charges, encumbrances, and other interests, other than the liabilities expressly assumed pursuant to the U.K. Implementation Agreement and those Claims, Liens, charges, encumbrances, and other interests expressly provided or assumed pursuant to the Plan or the documents included in the Plan Supplement.

5.14                        Retained Accounts.

On or prior to, and after, the Effective Date, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to maintain and/or establish the Retained Accounts.

5.15                        Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor.  Given the integrated nature of the settlement of the Settled Claims, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors or Paragon Parent, this Plan may not be confirmed absent the reasonable consent of the Requisite Lenders with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

5.16                        Other Settlements of Claims and Controversies.

(a)                                 Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the Plan Distributions and other benefits provided under this Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders, and (ii) fair, equitable, and reasonable.

(b)                                 Noble Settlement.  Pursuant to the Noble Settlement Agreement, Noble has agreed to provide, among other things, credit support to Paragon with respect to certain bonding obligations imposed by Mexican Governmental Units in exchange for Paragon’s release of all claims and causes of action arising under, relating to, or in connection with the Spin-Off that the Paragon Entities may hold against the Noble Entities.  The Debtors or the Reorganized Debtors, as applicable, shall assume, on the Effective Date, the Noble Settlement Agreement.

5.17                        Restructuring Expenses.

(a)                                 [On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall pay, without interest or other earnings therefrom, all outstanding Restructuring Expenses billed through the Effective Date, in accordance with the terms of the applicable orders, engagement letters, or other applicable contractual arrangements, but without regard to any notice and objection period as may be contained in such applicable orders, engagement letters, or other applicable arrangements.  To receive payment for unbilled fees and expenses incurred through the Effective Date, all Revolving Lenders’ Professionals and Term Lenders’ Professionals shall estimate their accrued Restructuring Expenses prior to and as of the Effective Date and shall deliver such estimates to the Debtors at least five days before the Effective Date; provided, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Revolving Lenders’ Professional or Term Lenders’ Professional.  On the Effective Date, all Revolving Lenders’ Professionals and Term Lenders’ Professionals shall submit final bills for all Restructuring Expenses incurred prior to and as of the Effective Date.  On the Effective Date, the Reorganized Debtors shall pay the Restructuring Expenses of the Term Lenders’ Professionals and the Revolving Lenders’ Professionals incurred prior to and as of the Effective Date, and such payments shall be made in Cash without any further notice to or action, order, or approval of the Bankruptcy Court.

(b)                                 On or before the Effective Date, the Debtors shall establish the Post-Effective Date Restructuring Expense Retained Amount with Cash in an amount to be agreed upon between the Debtors and the Requisite Lenders.  To receive payment for post-Effective Date Restructuring Expenses, all Revolving Lenders’ Professionals and Term Lenders’ Professionals shall submit a budget setting forth their expected post-Effective Date Restructuring Expenses and shall deliver such budget to the Debtors on or before the Effective Date.  From and after the Effective Date, the Reorganized Debtors shall pay the Restructuring Expenses of the Term Lenders’ Professionals and the Revolving Lenders’ Professionals incurred after the Effective Date, and such payments shall be made in Cash out of the Post-Effective Date Restructuring Expense Retained Amount and shall be paid in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court.]

ARTICLE VI.                                                                 DISTRIBUTIONS.

6.1                               Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan; provided, that the Debtors or Reorganized Debtors, as applicable, shall disburse the New Equity Interests to the Revolving Lenders and the Term Lenders.

6.2                               Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ and the Reorganized Debtors’ Cash Collateral or Unencumbered Cash, as the case may be, in accordance with the terms of the Plan.

6.3                               No Postpetition Interest on Claims.

Except as otherwise specifically provided for in this Plan, including in Sections 4.2and 4.3 of this Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.4                               Date of Distributions.

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for such Allowed Claims in their applicable Class.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  If and to the extent there are any residual funds remaining in the Retained Accounts, final distributions from the Retained Accounts of such residual amounts shall be made in accordance with Section 6.16 of this Plan.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan.  Except as otherwise provided in the Plan or the documents included in the Plan Supplement, holders of Claims shall not be entitled to interest, dividends, or accruals on any Plan Distributions.

6.5                               Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date.  Neither the Debtors, the Reorganized Debtors, nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date.  In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors, the Reorganized Debtors, nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

6.6                               Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties.  The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records.  The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.18 of this Plan.

6.7                               Delivery of Distributions.

(a)                                 The Disbursing Agent will issue or cause to be issued, the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (i) the address of such holder on the books and records of the Debtors or their agents or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001.  In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

(b)                                 With respect to the New Equity Interests to be distributed to holders of Allowed Senior Notes Claims and holders of Allowed Secured Lender Unsecured Claims, all of the shares of the New Equity Interests shall, to the extent such shares are permitted to be held through DTC’s book-entry system, be issued in the name of such holder or its nominee(s) in accordance with DTC’s book-entry exchange procedures.  To the extent that the New Equity Interests are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Paragon shall take reasonable actions to cause distributions of the New Equity Interests to holders of Allowed Senior Notes Claims and holders of Allowed Secured Lender Unsecured Claims, including by delivery of one or more certificates representing such shares or by means of book-entry registration on the books of the transfer agent for such New Equity Interests.

6.8                               Unclaimed Property.

One year from the later of: (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim that are not deliverable and remain unclaimed shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred.  The Reorganized

Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and filings with the Bankruptcy Court.

6.9                               Satisfaction of Claims.

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.10                        Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.11                        Fractional Shares and Notes and De Minimis Cash Distributions.

No fractional New Equity Interests shall be distributed.  When any distribution would otherwise result in the issuance of a number of New Equity Interests that is not a whole number, the New Equity Interests subject to such distribution shall be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number and (b) fractions less than 1/2 shall be rounded to the next lower whole number.  The total number of New Equity Interests to be distributed on account of Allowed Senior Notes Claims and Allowed Secured Lender Unsecured Claims will be adjusted as necessary to account for the rounding provided for herein.  No consideration will be provided in lieu of fractional shares that are rounded down.  Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Equity Interests or Fifty Dollars ($50.00) in Cash.  Fractional New Equity Interests that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized Paragon.

6.12                        No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of this Plan.

6.13                        Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan and subject to Section 6.3 of this Plan, to the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest.

6.14                        Exemption from Securities Laws.

The issuance of and the distribution under this Plan of the New Equity Interests shall be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code.  These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

6.15                        Setoffs and Recoupments.

Each Debtor or Reorganized Debtor, as applicable, or such Entity’s designee, as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successors may hold against the holder of such Allowed Claim; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any Claims, rights, or Causes of Action that a Reorganized Debtor or its successor or assign may possess against such holder.

6.16                        Release of Retained Funds

(a)                                 To the extent established with Unencumbered Cash, any Cash remaining in a Retained Account, other than the General Unsecured Claims Reserve and the Class 4 Disputed Claims Reserve, after all applicable distributions or other payments have been made from such Retained Account, shall be released therefrom by the Disbursing Agent and treated as Net Distributable Cash for distribution in accordance with this Plan at such dates as may be determined by the Disbursing Agent, but in no event later than the date that is sixty (60) days after all applicable distributions or other payments have been made from such Retained Account.  To the extent established with Cash Collateral, any Cash remaining in a Retained Account, other than the General Unsecured Claims Reserve, after all applicable distributions or other payments have been made from such Retained Account, shall be released therefrom by the Disbursing Agent and deemed Cash Collateral and shall be distributed in accordance with Section 4.3 of this Plan at such dates as may be determined by the Disbursing Agent, but in no event later than the date that is sixty (60) days after all applicable distributions or other payments have been made from such Retained Account.

(b)                                 Any [Cash] remaining in the General Unsecured Claims Reserve after all Disputed General Unsecured Claims have been adjudicated shall be released therefrom by the Disbursing Agent and distributed to the holders of all Allowed General Unsecured Claims in accordance with this Plan at such dates as may be determined by the Disbursing Agent, but in no event later than the date that is sixty (60) days after the date the last Disputed General Unsecured Claims is adjudicated.

(c)                                  Any Cash remaining in the Class 4 Disputed Claims Reserve after the Allowed amount of such Claims has been adjudicated shall be released therefrom by the Disbursing Agent and distributed in accordance with Section 4.4 of this Plan at such dates as may be determined by the Disbursing Agent, but in no event later than the date that is sixty (60) days after the date the last Disputed General Unsecured Claims is adjudicated.

(d)                                 Any Cash remaining in the U.K. Administration Reserve after all applicable distributions or other payments have been made from such Retained Account will be released as provided in the U.K. Implementation Agreement.

6.17                        Rights and Powers of Disbursing Agent.

(a)                                 Powers of Disbursing Agent.  The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

(b)                                 Expenses Incurred on or After the Effective Date.  To the extent the Disbursing Agent is an Entity other than a Debtor or Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

6.18                        Withholding and Reporting Requirements.

(a)                                 In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements; provided, however, that the Disbursing Agent shall have no reporting or withholding obligations in respect of the distribution of (i) the Cash Collateral to the holders of Allowed Term Loan Secured Claims and the holders of Allowed Revolver Secured

Claims pursuant to Section 4.3 of this Plan (ii) the Unencumbered Cash to the holders of Allowed Term Loan Secured Claims and the holders of Allowed Revolver Secured Claims pursuant to Section 4.3 of this Plan, and (iii) the Net Distributable Cash to the holders of Allowed Secured Lender Unsecured Claims and the holders of Allowed Senior Notes Claims pursuant to Section 4.4 of this Plan.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

(b)                                 Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

(c)                                  The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority.  If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is one hundred eighty (180) days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

ARTICLE VII.                                                            PROCEDURES FOR RESOLVING CLAIMS.

7.1                               Disputed Claims Generally.

Except insofar as a Claim is Allowed under the Plan, the Debtors or the Reorganized Debtors, as applicable, shall have and retain any and all rights and defenses such Debtor has with respect to any Disputed Claim, including the Causes of Action retained pursuant to Section 10.10.  Any objections to Claims shall be served and filed on or before: (a) the one-hundred twentieth (120th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim; or (b) such later date as may be fixed by the Bankruptcy Court.  All Disputed Claims not objected to by the end of such one-hundred twenty (120) day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

7.2                               Resolution of Disputed Claims

(a)                                 On and after the Effective Date, the Reorganized Debtors shall have the authority to (i) litigate, compromise, settle, otherwise resolve, or withdraw any objections to all Claims against the Debtors and to compromise and settle any such Disputed Claims without any further notice to or action, order, or approval by the Bankruptcy Court or any other party and (ii) administer and adjust the Claims Register to reflect any such settlements or compromises without any further action, order, notice to, or approval by the Bankruptcy Court or any other party.

(b)                                 Expungement of, or Adjustment to, Paid, Satisfied, or Superseded Claims.  Any Claim that has been paid, satisfied, or superseded, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without a claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)                                  Disallowance of Claims.  EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT ON OR BEFORE THE LATER OF THE CONFIRMATION HEARING AND THE DATE THAT IS FORTY-FIVE DAYS (45) DAYS AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM.

7.3                               Objections to Fee Claims.

Any objections to Fee Claims shall be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement by the applicable Professional Person or (b) such later date as ordered by the Bankruptcy Court.

7.4                               Estimation of Claims.

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

7.5                               Claims Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan by any mechanism approved by the Bankruptcy Court.

7.6                               No Distributions Pending Allowance.

No payment or distribution provided under this Plan shall be made on account of a Disputed Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.7                               Disputed General Unsecured Claims, Disputed Senior Notes Claims, and Disputed Secured Lender Unsecured Claims.

(a)                                 A General Unsecured Claims Reserve shall be managed by the Disbursing Agent.  There shall be withheld from the [Cash] to be distributed to holders of Allowed General Unsecured Claims on the Effective Date an amount equal to the Pro Rata share of the General Unsecured Claims Distribution allocable to Disputed General Unsecured Claims, as if such Claims were Allowed Claims on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the General Unsecured Claims Reserve).  The Disbursing Agent shall hold in the General Unsecured Claims Reserve all interests, payments, and other distributions made on account of, as well as any obligations arising from, property held in the General Unsecured Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, and such interests, payments, or other distributions shall be held for the benefit of holders of Disputed General Unsecured Claims whose Claims are subsequently Allowed against any of the Debtors and any other parties entitled thereto hereunder.  To the extent that a Disputed General Unsecured Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent shall distribute to the holder thereof the distribution, if any, of [Cash] to which such holder is entitled hereunder out of the General Unsecured Claims Reserve.  No interest shall be paid with respect to any Disputed General Unsecured Claim that becomes an Allowed Claim after the Effective Date.

(b)                                 There shall be withheld from the Net Distributable Cash and the New Equity Interests (which withheld New Equity Interests shall not be issued by Reorganized Paragon until such time as the respective Disputed Claims are resolved) to be distributed to holders of Allowed Senior Notes Claims and Secured Lender Unsecured Claims an amount of Cash and New Equity Interests that would be distributable to Disputed Claims in Class 4, if any, had such Disputed Claims been Allowed on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Class 4 Disputed Claims Reserve).  The Disbursing Agent shall hold in the Class 4 Disputed Claims Reserve all Cash withheld with respect to any Disputed Claims in Class 4 and all interests, payments, and other distributions made on account of, as well as any obligations arising from, property held in the Class 4 Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, and such interests, payments, or other distributions shall be held for the benefit of the holders of Disputed Claims in Class 4, if any, pending resolution of the Allowed amount of such Disputed Claims.  To the extent any dividends would have been payable on any withheld New Equity Interests had such New Equity Interests been issued and distributed on the Effective Date, an amount equal to such dividends shall be held by the Reorganized Debtors for the benefit of the holders of Disputed Claims in Class 4, if any, pending resolution of the Allowed amount of such Disputed Claims.

(c)                                  Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent shall (i) treat any Cash reserved on account of Disputed General Unsecured Claims (i.e., the General Unsecured Claims Reserve) as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.  All parties (including, without limitation, the Debtors, Reorganized Paragon, the Disbursing Agent and the holders of General Unsecured Claims) shall report for tax purposes consistently with such treatment.  The Disbursing Agent shall be responsible for payment, out of the Cash in the General Unsecured Claims Reserve held in respect of such Disputed General Unsecured Claims, of any taxes imposed on the General Unsecured Claims Reserve or its assets.

(d)                                 Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent shall (i) treat any Cash reserved on account of Disputed Claims in Class 4 (i.e., the Class 4 Disputed Claims Reserve) as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.  All parties (including, without limitation, the Debtors, Reorganized Paragon, the Disbursing Agent and the holders of Senior Notes Claims and Secured Lender Unsecured Claims) shall report for tax purposes consistently with such treatment.  The Disbursing Agent shall be responsible for payment, out of the Cash in the Class 4 Disputed Claims Reserve held in respect of such Disputed Claims in Class 4, of any taxes imposed on the Class 4 Disputed Claims Reserve or its assets.

7.8                               Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan.  As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

ARTICLE VIII.                                                       EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1                               Assumption and Rejection of Executory Contracts and Unexpired Leases.

(a)                                 As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which the Debtors are party shall be deemed assumed except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a final order of the Bankruptcy Court, (ii) is specifically designated on the Schedule of Rejected Contracts and Leases filed and served prior to commencement of the Confirmation Hearing, or (iii) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date.  The Debtors reserve the right to modify the treatment of any particular executory contract or unexpired lease pursuant to this Plan.

(b)                                 Subject to the occurrence of the Effective Date, the payment of any applicable Cure Amount, and the resolution of any Cure Dispute, the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections, assumptions, and assumptions and assignments provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated or provided in a separate order of the Bankruptcy Court, rejections or assumptions or assumptions and assignments of executory contracts and unexpired leases pursuant to this Plan are effective as of the Effective Date.  Each executory contract and unexpired lease assumed pursuant to this Plan or by order of the Bankruptcy Court but not assigned to a third party before the Effective Date shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

8.2                               Determination of Cure Disputes and Deemed Consent.

(a)                                 With respect to each executory contract or unexpired lease to be assumed or assumed and assigned by the Debtors, unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, the dollar amount required to Cure any defaults of the Debtors existing as of the Confirmation Date shall be the Cure Amount set in the Cure Notice.  The Cure Amount shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption of the relevant executory contract or unexpired lease.  Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intent to assume the contract or lease in connection with this Plan and setting forth the proposed Cure Amount (if any).  If a counterparty to any executory contract or unexpired lease that the Debtors intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be Zero Dollars ($0).  Upon payment in full of the Cure Amount, any and all proofs of Claim based upon an executory contract or unexpired lease that has been assumed in the Chapter 11 Cases or hereunder shall be deemed Disallowed and expunged without any further notice to or action by any party or order of the Bankruptcy Court.

(b)                                 If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption or assumption and assignment, such dispute shall be heard by the Bankruptcy Court prior to such assumption or assumption and assignment being effective.  Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption or assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the Debtors’ notice of intent to assume or assume and assign, shall be deemed to have consented to such assumption or assumption and assignment and the Cure Amount (even if Zero Dollars ($0)), and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or assumption and assignment or the amount of such Cure Amount thereafter.

(c)                                  In the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective Estates, properties or interests in property, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtors or the Reorganized Debtors, as applicable, no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of the rejection of such executory contract or unexpired lease, as set forth on the Schedule of Rejected Contracts and Leases or order of the Bankruptcy Court.  The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts and Leases.

8.3                               Survival of the Debtors’ Indemnification and Reimbursement Obligations.

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, other organizational documents, deeds of indemnity, or similar contractual agreements to indemnify, directors, officers, agents, and/or employees who serve in such capacity as of or after January 18, 2017, and any other directors or officers as may be agreed upon by and among the Requisite Lenders and the Debtors or the Reorganized Debtors, as applicable, with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud.  All such obligations, including any obligations of Paragon Parent, shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.  After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of the Petition Date, and all members, managers, directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

8.4                               Compensation and Benefit Plans.

Unless otherwise provided in this Plan, all employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.  For the avoidance of doubt, any awards granted under the Management Incentive Plan shall be governed by such plan and shall not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

8.5                               Insurance Policies.

All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts, shall be assumed by the applicable Debtor, and shall vest in the Reorganized Debtors and continue in full force and effect thereafter in accordance with their respective terms.

8.6                               Reservation of Rights.

(a)                                 Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)                                 Except as otherwise provided in this Plan, or in a previously entered order of the Bankruptcy Court, nothing shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c)                                  Nothing in this Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d)                                 If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE IX.                                                                CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.

9.1                               Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied or waived in accordance with Section 9.2 of this Plan:

(a)                                 the Bankruptcy Court has entered the Confirmation Order, which order shall not be subject to a stay of execution;

(b)                                 the Plan Documents are reasonably satisfactory in all respects to the Debtors and the Requisite Lenders;

(c)                                  all conditions precedent to effectiveness of the Take Back Debt Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement(s), the U.K. Implementation Agreement, the U.K. Indemnification Agreement, the Registration Rights Agreement, and the Shareholders Agreement shall have been satisfied or waived in accordance with the terms thereof;

(d)                                 all Restructuring Expenses payable under the Plan shall be paid by the Debtors before or on the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court in accordance with Section 5.12 of this Plan;

(e)                                  the calculation of the Excess Cash Adjustment and Net Distributable Cash in accordance with Section 5.7 of this Plan shall have been either (i) agreed to by the Debtors and the Requisite Lenders or (ii) determined by the Bankruptcy Court, if applicable;

(f)                                   the amount of the Retained Accounts shall have been either (i) agreed to by the Debtors and the Requisite Lenders or (ii) determined by the Bankruptcy Court, if applicable;

(g)                                  the aggregate amount of all Cash payable under the Plan to the holders of Allowed Term Loan Claims and holders of Allowed Revolver Claims pursuant to Sections 4.3 and 4.4 of this Plan shall not be less than the Minimum Secured Lender Cash Distribution Amount unless the Requisite Lenders consent to a reduced aggregate amount.

(h)                                 an order approving the Noble Settlement Agreement shall have been entered and not be subject to a stay of execution;

(i)                                     the U.K. Administration shall have been commenced and the U.K. Sale Transaction shall have been effectuated in accordance with the U.K. Implementation Agreement; and

(j)                                    all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions.

9.2                               Waiver of Conditions Precedent.

(a)                                 Each of the conditions precedent to the occurrence of the Effective Date (other than Section 9.1(a)) may be waived in writing by the Debtors subject to the written consent of the Requisite Lenders.  If any such condition precedent is waived pursuant to this Section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied.  If this Plan is confirmed for fewer than all of the Debtors subject to Section 5.15 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b)                                 The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.3                               Effect of Failure of a Condition.

If the conditions listed in Section 9.1 are not satisfied or waived in accordance with Section 9.2 on or before June 15, 2017, or by such later date as may be later agreed to by the Requisite Lenders and the Debtors and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the holders of Term Loan Claims, the holders of Revolver Claims, or any other Entity.

ARTICLE X.                                                                     EFFECT OF CONFIRMATION.

10.1                        Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under this Plan and whether such holder has accepted this Plan.

10.2                        Vesting of Assets.

Except as otherwise provided in this Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors or Reorganized Paragon under or in connection with this Plan or the U.K. Administration, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests.  Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order.

10.3                        Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any successor, assign, and affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date.  Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their successors, assigns, and affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

10.4                        Term of Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in this Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5                        Plan Injunction.

(a)                                 Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Entities who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan and the Plan Documents.

(b)                                 By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including the injunctions set forth in this Section.

10.6                        Releases.

(a)                                 Releases by the Debtors.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence.

(b)                                 Releases by Holders of Claims and Interests.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Releasing Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence.

(c)                                  Releases in the Noble Settlement Agreement.  As of the Effective Date, the releases in the Noble Settlement Agreement shall be granted.

(d)                                 Special Provisions for Governmental Units.  Notwithstanding any language to the contrary contained in this Plan, no provision of this Plan shall (i) preclude any Governmental Unit from enforcing its police or regulatory powers or (ii) release any non-Debtor from liability in connection with any legal or equitable action or claim brought by any Governmental Unit.

10.7                        Exculpation.

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Restructuring Transactions, this Plan and all related agreements, instruments, and other documents (including the Plan Supplement), or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except to the extent arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence.  This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

10.8                        Injunction Related to Releases and Exculpation.

Except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released or exculpated pursuant to this Plan.

10.9                        Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.10                 Retention of Causes of Action and Reservation of Rights.

Subject to Sections 10.6, 10.7, and 10.8 of this Plan, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law.  Subject to Sections 10.6, 10.7, and 10.8 of this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.11                 Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract, or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; (d) any change of control resulting from the U.K. Sale Transaction; (e) the commencement of the U.K. Administration; or (f) the Restructuring.

ARTICLE XI.                                                                RETENTION OF JURISDICTION.

11.1                        Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases, other than those matters administered in the U.K. Administration, for, among other things, the following purposes:

(a)                                 to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)                                 to determine any motion, adversary proceeding, application, contested matter, and other litigated matter in the Chapter 11 Cases pending on or commenced after the entry of the Confirmation Order;

(c)                                  to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)                                 to ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan and the Confirmation Order;

(e)                                  to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)                                   to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)                                  to issue and enforce injunctions and releases, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)                                 to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)                                     to hear and determine all Fee Claims;

(j)                                    to resolve disputes concerning Disputed Claims and any retained amounts with respect to Disputed Claims or the administration thereof;

(k)                                 to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;

(l)                                     to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release, exculpation, or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;

(m)                             to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)                                 to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o)                                 to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p)                                 to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(q)                                 to recover all Assets of the Debtors and property of the Estates, wherever located; and

(r)                                    to enter a final decree closing each of the Chapter 11 Cases;

provided, that, on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over any matters arising out of or related to the Take Back Debt Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement(s), the Registration Rights Agreement, or the Shareholders Agreement.

ARTICLE XII.                                                           MISCELLANEOUS PROVISIONS.

12.1                        Amendments.

(a)                                 Plan Modifications.  Subject to the reasonable consent of the Requisite Lenders, this Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court.  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to this Plan and subject to the reasonable consent of the Requisite Lenders, the Debtors may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b)                                 Certain Technical Amendments.  Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Allowed Claims or Allowed Interests under this Plan.

12.2                        Revocation or Withdrawal of Plan.

Subject to the reasonable consent of the Requisite Lenders, the Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors.  If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or entity.

12.3                        Dissolution of Creditors’ Committee.

Except to the extent provided herein, upon the Effective Date, the current and former members of the Creditors’ Committee, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases; provided, however, that following the Effective Date, the Creditors’ Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) Claims and/or applications for compensation by Professional Persons; (b) any appeals of the Confirmation Order; (c) any appeals to which the Creditors’ Committee is a named party; and (d) any adversary proceedings or contested matters as of the Effective Date to which the Creditors’ Committee is a named party. Following the completion of the Creditors’ Committee’s remaining duties set forth above, the Creditors’ Committee shall be dissolved, and the retention or employment of the Creditors’ Committee’s respective attorneys, accountants and other agents shall terminate.

12.4                        Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of any security or other property hereunder, including, to the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

12.5                        Payment of Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors.  Quarterly fees owed to the U.S. Trustee shall be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors shall continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code.  Each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

12.6                        Severability.

Subject to Section 5.15 of this Plan, if, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors with the reasonable consent of the Requisite Lenders, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this Section, is valid and enforceable pursuant to its terms.

12.7                        Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.8                        Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns.

12.9                        Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

12.10                 Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

12.11                 Computing Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.12                 Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.

12.13                 Notices.

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by email transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered, addressed as follows:

(a)                                 If to the Debtors or Reorganized Debtors:

Paragon Offshore plc
c/o Paragon Offshore Services LLC
3151 Briarpark Drive
Houston, Texas  77042
Attn:                    Todd Strickler, Senior Vice President of Administration, General Counsel, and Corporate Secretary
Telephone: (832) 783-4000
Email:            tstrickler@paragonoffshore.com

– and –

Richards, Layton & Finger, P.A.
One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn:                    Mark D. Collins, Esq.

Telephone:  (302) 651-7700

Email:            collins@rlf.com

– and –

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attn:                    Gary T. Holtzer, Esq.
                                                Stephen A. Youngman, Esq.
Telephone:  (212) 310-8000
Email:            gary.holtzer@weil.com
                                                stephen.youngman@weil.com

(b)                                 If to the Revolving Credit Facility Agent and/or the Steering Committee of Revolving Lenders:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn:                    Sandeep Qusba, Esq.

Kathrine A. McLendon, Esq.

Telephone: (212) 455-2000

Email:            squsba@stblaw.com

kmclendon@stblaw.com

– and –

Landis Rath & Cobb LLP

919 Market Street, Suite 1800
Wilmington, Delaware 19801
Attn:                    Adam G. Landis, Esq.
                                                Kerri K. Mumford, Esq.
Telephone:  (302) 467-4400
Facsimile:  (302) 467-4450
Email:            landis@lrclaw.com
                                                mumford@lrclaw.com

(c)                                  If to the Term Loan Agent and/or the Ad Hoc Committee of Term Lenders:

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, New York 10019

Attn:                    Madlyn Gleich Primoff
                                                Mark F. Liscio, Esq.
                                                Scott Talmadge, Esq.
                                                Benjamin Mintz, Esq.
Telephone: (212) 836-8000
Facsimile: (212) 836-8689
Email:            madlyn.primoff@apks.com
                                                mark.liscio@apks.com
                                                scott.talmadge@apks.com
                                                benjamin.mintz@apks.com

– and –

Potter Anderson & Corroon LLP
1313 North Market Street, 6th Floor, P.O. Box 951
Wilmington, Delaware  19899-0951
Attn:                    Jeremy W. Ryan, Esq.
                                                Ryan M. Murphy, Esq.
Telephone:  (302) 984-6000
Facsimile: (302) 658-1192
Email:            jryan@potteranderson.com
                                                rmurphy@potteranderson.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.14                 Reservation of Rights.

Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order.  None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:                                                           February 7, 2017
                                                                                                Houston, Texas

[The balance of this page has been intentionally left blank.]

PARAGON OFFSHORE PLC
PARAGON INTERNATIONAL FINANCE COMPANY
PARAGON OFFSHORE FINANCE COMPANY
PARAGON OFFSHORE LEASING (SWITZERLAND) GMBH
PARAGON OFFSHORE CONTRACTING GMBH
PARAGON HOLDING NCS 2 S.Á R.L.
PARAGON OFFSHORE (LUXEMBOURG) S.Á R.L.
PARAGON OFFSHORE LEASING (LUXEMBOURG) S.Á R.L.
PARAGON OFFSHORE INTERNATIONAL LTD.
PARAGON DUCHESS LTD.
PARAGON (MIDDLE EAST) LIMITED
PARAGON ASSET COMPANY LTD.
PARAGON ASSET (ME) LTD.
PARAGON HOLDING SCS 2 LTD.
PARAGON FDR HOLDINGS LTD.
PARAGON HOLDING SCS 1 LTD.
PARAGON OFFSHORE (NORTH SEA) LTD.
PARAGON ASSET (UK) LTD.
PARAGON OFFSHORE HOLDINGS US INC.
PARAGON DRILLING SERVICES 7 LLC
PARAGON OFFSHORE DRILLING LLC
PARAGON LEONARD JONES LLC
PARAGON OFFSHORE DO BRASIL LTDA.
PARAGON OFFSHORE (NEDERLAND) B.V.
PGN OFFSHORE DRILLING (MALAYSIA) SDN. BHD.
PARAGON OFFSHORE (LABUAN) PTE. LTD.

By:
Name:	Dean E. Taylor
Title:	Interim President and Chief Executive Officer

Exhibit A

Existing Letters of Credit

[TO COME.]

Exhibit B

Take Back Debt Term Sheet

Annex A

Summary Terms of Take Back Debt Agreement

The summary below describes the anticipated principal terms of the Take Back Debt Agreement. It does not purport to be a complete description of the terms and conditions thereof, certain terms and conditions of which have not yet been determined.

Obligor and Guarantors

The borrower shall be Reorganized Paragon Parent (the “Borrower”).

All obligations under the Take Back Debt Agreement, shall be guaranteed (other than by the Borrower) and secured by (a) the Borrower, reorganized Paragon Finance and each other existing reorganized Guarantor and Pledgor currently obligated under the Existing Term Loan Agreement and Existing Revolving Credit Agreement, and (b) each other direct and indirect, existing and future, material(1), reorganized wholly-owned subsidiary (collectively, the “Loan Parties”), except to the extent such guarantee or granting of security (v) would be provided by a joint venture, (w) is provided by Prospector Offshore Drilling S.a.r.l. (Luxembourg) or any of its subsidiaries (including the Prospector Entities) and Prospector Offshore Drilling Rig Construction S.a.r.l. (Luxembourg) or any of its subsidiaries (collectively the “Prospector Excluded Subsidiaries”), (x) could reasonably be expected to result in material and adverse tax consequences to the Borrower or its subsidiaries, (y) is contractually prohibited by contracts in existence on the Effective Date or at the time such entity becomes a subsidiary, or (z) is prohibited by applicable law, rule or regulation (including any requirement to obtain governmental authority or third party consent).

For the avoidance of doubt, the Prospector Excluded Subsidiaries shall not be required to be guarantors or grantors under the Take Back Debt Agreement only for so long as Reorganized Paragon is contractually prohibited from granting liens on the Prospector Excluded Subsidiaries by any third party, including by any financing or refinancing of any indebtedness of any Prospector Excluded Subsidiary. Notwithstanding anything provided for in this Term Sheet, if there is no such financing or refinancing of the Prospector Excluded Subsidiaries within forty five (45) days from the date of repayment of any existing financing, the Prospector Excluded Subsidiaries will become guarantors of the Take Back Debt for the benefit of the Secured Lenders and provide liens on their assets as additional collateral for the

(1)         Materiality of subsidiaries subject to diligence.

Take Back Debt for the benefit of the Secured Lenders.

Such security interest shall be first priority liens on substantially all assets of the grantors now or hereafter acquired and all proceeds thereof subject to certain exclusions to be mutually agreed (including a limitation that in the case of foreign subsidiaries, to 66-2/3% of the capital stock thereof to the extent a pledge of a greater percentage could reasonably be expected to result in material and adverse tax consequences). Without limiting the generality of the foregoing and subject to mutually agreed exceptions and materiality thresholds reasonably satisfactory to the Borrower, the requisite Revolving Lenders and the requisite Term Lenders, the New Agent (as defined below), for the benefit of itself and the Secured Lenders under the Take Back Debt Agreement, shall obtain control agreements, in form and substance reasonably satisfactory to the Secured Parties, on each grantor’s material deposit and securities accounts.

Notwithstanding the foregoing, the New Agent shall not take liens on property as to which the requisite Term Lenders and the requisite Revolver Lenders determine in their reasonable discretion that the costs of obtaining a lien on such property, or the perfection thereof, is excessive in relation to the value to the Secured Lenders of the lien afforded thereby.

In addition, the liens securing the obligations under the Take Back Debt Agreement shall (i) be subordinated to a new letter of credit facility (or new letters of credit) (collectively, “New L/C”) in an aggregate face amount not to exceed $35 million pursuant to an intercreditor agreement reasonably satisfactory to the Debtors, the requisite Term Lenders, the requisite Revolving Lenders and the provider of the New L/C; provided that, such intercreditor agreement shall, among other things, make the liens and security interests granted to the New Agent for the benefit of the Secured Lenders a “silent second” and/or (ii) to the extent such liens relate to cash collateral permitted to be pledged under the Take Back Agreement in connection with any New L/C (which cash collateral shall not exceed 105% of the face amount of such New L/C), be automatically released; provided that upon the release of any such cash collateral securing a New L/C, such cash will be deposited into an account subject to a control agreement with the New Agent and applicable depository institution.

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Administrative Agent	[JPMorgan Chase Bank, N.A. (“JPMorgan”)], subject to fee arrangements reasonably satisfactory to [JPMorgan] and Paragon (the “New Agent”).

Original Principal Amount	$85 million.

Interest Rate

LIBOR plus 6% per annum, payable on a quarterly basis in kind or in cash, at Reorganized Paragon’s option; provided that (w) LIBOR shall not be less than zero at any time, (x) not less than 1% shall be payable in cash on each interest payment date and (y) there shall not be a LIBOR floor.

Maturity Date	5-year anniversary of the Effective Date.

Repayments	Payable in full on the maturity date.

Prepayments	Payable in full or in part at any time before the maturity date without penalty or premium.

Representation and Warranties	Customary representations and warranties for debt of this type, to be mutually agreed.

Covenants

The Loan Parties shall not be subject to any material covenants, other than the following:

1.              Affirmative covenants regarding corporate existence, maintenance of properties, taxes, ERISA, insurance, financial statement reporting with deadlines consistent with the SEC reporting deadlines applicable to the Borrower, as in effect from time to time (or, in the event the Borrower is not a SEC reporting entity, the deadlines shall be consistent with the SEC reporting deadlines for a non-accelerated filer), inspection rights, use of proceeds, compliance with laws, regulations, environmental laws and further assurances and additional collateral and other customary affirmative covenants reasonably satisfactory to the Borrower, the requisite Term Lenders and the requisite Revolving Lenders;

2.              Restrictions on dividends and equity repurchases; and

3.              Incurrence of secured indebtedness for borrowed money in the form of credit facilities or indentures with a carve out for the New L/C

; provided that, for the avoidance of doubt, (i) the Loan Parties shall not be subject to the following covenants: restrictions on fundamental changes, restrictions on investments

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(including the making of loans), restrictions on the incurrence of indebtedness (other than as stated above) or other restrictions on liens (other than as stated above) or contingent obligations, restrictions on transactions with affiliates, restrictions on asset sales or releases of liens in connection with asset sales (subject to agreement regarding the use of proceeds of asset sales which shall include an agreed amount of proceeds the Borrower may retain and customary reinvestment rights), restrictive and negative pledge agreements, limitations on debt payments or other junior payments and the amendment of any agreement, limitations on changes to the Borrower’s fiscal year or other accounting changes, financial (incurrence or maintenance-based) covenants, restrictions on unrestricted subsidiaries, limitations on equity issuances, or limitations on sale and leaseback arrangements and (ii) the affirmative covenants shall not also be included in the Take Back Debt as negative covenants.

Defaults	Customary events of default for debt of this type, including change of control, to be mutually agreed.

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